INTERNATIONAL TOWER HILL MINES LTD.

(An Exploration Stage Company)

FORM 51-102F1

MANAGEMENT DISCUSSION & ANALYSIS

January 11, 2011

Introduction

This Management Discussion & Analysis ("MD&A") for International Tower Hill Mines Ltd. (the "Company" or "ITH") for the six months ended November 30, 2010 has been prepared by management, in accordance with the requirements of National Instrument 51-102, as of January 11, 2011 and should be read in conjunction with the Company's audited consolidated financial statements for the years ended May 31, 2010, 2009 and 2008.  Except where otherwise noted, all dollar amounts are stated in Canadian dollars.

Caution Regarding Forward Looking Statements

This MD&A contains forward-looking statements and forward-looking information (collectively, "forward-looking statements") within the meaning of applicable Canadian and US securities legislation.  These statements relate to future events or the future activities or performance of the Company.  All statements, other than statements of historical fact are forward-looking statements.  Information concerning mineral resource estimates also may be deemed to be forward-looking statements in that it reflects a prediction of the mineralization that would be encountered if a mineral deposit were developed and mined.  Forward-looking statements are typically identified by words such as: believe, expect, anticipate, intend, estimate, postulate, plans and similar expressions, or which by their nature refer to future events.  These forward looking statements include, but are not limited to, statements concerning:

  the Company's strategies and objectives, both generally and specifically in respect of the Livengood project;
  the potential for the expansion of the estimated resources at Livengood;
  the potential for a production decision concerning, and any production at, the Livengood project;
  the completion of a Pre-feasibility Study for the Livengood project;
  the potential for higher grade mineralization to form the basis for a starter pit component in any production scenario at Livengood;
  the potential low strip ratio of the Livengood deposit being amenable for low cost open pit mining that could support a high production rate and economies of scale;
  the potential for cost savings due to the high gravity concentration component of some of the Livengood mineralization;
  the timing of decisions regarding the timing and costs of exploration programs with respect to, and the issuance of the necessary permits and authorizations required for, the Company's ongoing exploration program at Livengood;

  the Company's estimates of the quality and quantity of the resources at its mineral properties;
  the timing and cost of the planned future exploration programs at Livengood, and the timing of the receipt of results therefrom;
  the Company's future cash requirements;
  general business and economic conditions;
  the Company's ability to meet its financial obligations as they come due, and to be able to raise the necessary funds to continue operations;
  the anticipated use of the proceeds from the financing which closed November 10, 2010;
  the results of the Preliminary Assessment as described under "Current Business Activities - Alaska Property – Livengood Project – Preliminary Assessment"; and
  the ability of the Company to continue to refine the project economics for the Livengood project, including by increasing proposed production and shortening the proposed mine life.

Although the Company believes that such statements are reasonable, it can give no assurance that such expectations will prove to be correct.  Inherent in forward looking statements are risks and uncertainties beyond the Company's ability to predict or control, including, but not limited to, risks related to the Company's inability to identify one or more economic deposits on its properties, variations in the nature, quality and quantity of any mineral deposits that may be located, variations in the market price of any mineral products the Company may produce or plan to produce, the Company's inability to obtain any necessary permits, consents or authorizations required for its activities, to produce minerals from its properties successfully or profitably, to continue its projected growth, to raise the necessary capital or to be fully able to implement its business strategies, and other risks identified herein under "Risk Factors".

The Company cautions investors that any forward-looking statements by the Company are not guarantees of future performance, and that actual results are likely to differ, and may differ materially, from those expressed or implied by forward looking statements contained in this MD&A.  Such statements are based on a number of assumptions which may prove incorrect, including, but not limited to, assumptions about:

  the level and volatility of the price of gold;
  general business and economic conditions;
  the timing of the receipt of regulatory and governmental approvals, permits and authorizations necessary to implement and carry on the Company's planned exploration and potential development program at Livengood;
  conditions in the financial markets generally;
  the Company's ability to secure the necessary consulting, drilling and related services and supplies on favourable terms in connection with not only its ongoing exploration program at Livengood but also in connection with the completion of its pre-feasibility study and in connection with any feasibility study that may be commissioned;

  the Company's ability to attract and retain key staff, particularly in connection with the carrying out of a feasibility study and the development of any mine at Livengood;
  the accuracy of the Company's resource estimates (including with respect to size and grade) and the geological, operational and price assumptions on which these are based;
  the timing of the ability to commence and complete the planned work at Livengood;
  the anticipated terms of the consents, permits and authorizations necessary to carry out the planned exploration programs at Livengood and the Company's ability to comply with such terms on a safe and cost-effective basis;
  the ongoing relations of the Company with its underlying lessors and the applicable regulatory agencies;
  that the metallurgy and recovery characteristics of samples from certain of the Company's mineral properties are reflective of the deposit as a whole;
  the continued development of and potential construction of any mine at the Livengood property not requiring consents, approvals, authorizations or permits that are materially different from those identified to date by the Company;
  the ability of the Company to predict how the net proceeds of the Financing will be used; and
  the timetables for the completion of a pre-feasibility study at Livengood and for any feasibility study that may be commissioned.

In addition, in carrying out the Preliminary Assessment with respect to the Livengood project, as described under "Current Business Activities - Alaska Property – Livengood Project – Preliminary Assessment" a number of assumptions have been made, which are more particularly described in that section.

These forward looking statements are made as of the date hereof and the Company does not intend and does not assume any obligation, to update these forward looking statements, except as required by applicable law.  For the reasons set forth above, investors should not attribute undue certainty to or place undue reliance on forward-looking statements.

Historical results of operations and trends that may be inferred from the following discussion and analysis may not necessarily indicate future results from operations.  In particular, the current state of the global securities markets may cause significant reductions in the price of the Company's securities and render it difficult or impossible for the Company to raise the funds necessary to continue operations.  See "Risk Factors – Insufficient Financial Resources/Share Price Volatility".

Caution Regarding Adjacent or Similar Mineral Properties

This MD&A contains information with respect to adjacent or similar mineral properties in respect of which the Company has no interest or rights to explore or mine.  The Company advises US investors that the mining guidelines of the US Securities and Exchange Commission (the "SEC") set forth in the SEC's Industry Guide 7 ("SEC Industry Guide 7") strictly prohibit information of this type in documents filed with the SEC.  As a foreign private issuer preparing this MD&A pursuant to Canadian disclosure requirements under the Canada-U.S. Multi-Jurisdictional Disclosure System, this MD&A is not subject to the requirements of SEC Industry Guide 7.  Readers are cautioned that the Company has no interest in or right to acquire any interest in any such properties, and that mineral deposits on adjacent or similar properties, and any production therefore or economics with respect thereto, are not indicative of mineral deposits on the Company's properties or the potential production from, or cost or economics of, any future mining of any of the Company's mineral properties.

Cautionary Note to US Investors Concerning Reserve and Resource Estimates

National Instrument 43-101 Standards of Disclosure of Mineral Projects ("NI 43-101") is a rule developed by the Canadian Securities Administrators which establishes standards for all public disclosure an issuer makes of scientific and technical information concerning mineral projects.  Unless otherwise indicated, all reserve and resource estimates contained in or incorporated by reference in this MD&A have been prepared in accordance with NI 43-101 and the guidelines set out in the Canadian Institute of Mining, Metallurgy and Petroleum (the "CIM") Standards on Mineral Resource and Mineral Reserves, adopted by the CIM Council on November 14, 2004 (the "CIM Standards") as they may be amended from time to time by the CIM.

United States investors are cautioned that the requirements and terminology of NI 43-101 and the CIM Standards differ significantly from the requirements and terminology set forth in SEC Industry Guide 7.  Accordingly, the Company's disclosures regarding mineralization may not be comparable to similar information disclosed by companies subject to SEC Industry Guide 7.  Without limiting the foregoing, while the terms "mineral resources", "inferred mineral resources", "indicated mineral resources" and "measured mineral resources" are recognized and required by NI 43-101 and the CIM Standards, they are not recognized by the SEC and are not permitted to be used in documents filed with the SEC by companies subject to SEC Industry Guide 7.  Mineral resources which are not mineral reserves do not have demonstrated economic viability, and US investors are cautioned not to assume that all or any part of a mineral resource will ever be converted into reserves.  Further, inferred resources have a great amount of uncertainty as to their existence and as to whether they can be mined legally or economically.  It cannot be assumed that all or any part of the inferred resources will ever be upgraded to a higher resource category.  Under Canadian rules, estimates of inferred mineral resources may not form the basis of a feasibility study or pre-feasibility study, except in rare cases.  The SEC normally only permits issuers to report mineralization that does not constitute SEC Industry Guide 7 compliant "reserves" as in-place tonnage and grade without reference to unit amounts.  The term "contained ounces" is not permitted under the rules of SEC Industry Guide 7.  In addition, the NI 43-101 and CIM Standards definition of a "reserve" differs from the definition in SEC Industry Guide 7.  In SEC Industry Guide 7, a mineral reserve is defined as a part of a mineral deposit which could be economically and legally extracted or produced at the time the mineral reserve determination is made, and a "final" or "bankable" feasibility study is required to report reserves, the three-year historical price is used in any reserve or cash flow analysis of designated reserves and the primary environmental analysis or report must be filed with the appropriate governmental authority.

Accordingly, information contained in this MD&A contains descriptions of the Company's mineral deposits that may not be comparable to similar information made public by U.S. companies subject to the reporting and disclosure requirements under the United States federal securities laws and the rules and regulations thereunder.

All of the Company's public disclosure filings, including its most recent Annual Information Form, management information circular, material change reports, press releases and other information, may be accessed via www.sedar.com and readers are urged to review these materials, including the technical reports filed with respect to the Company's Livengood project.

Current Business Activities

General

During the quarter ended November 30, 2010 and to the date of this MD&A the Company continued to focus on the Livengood gold project in Alaska with an ongoing drilling program, the advancement of engineering and environmental studies and the building up of its development team.

Highlights of the quarter's activities to date include:

  Infill drilling continues to improve the definition of large higher grade areas within the overall deposit as indicated by holes MK-10-62 (18.4 metres @ 4.2 g/t gold) and MK-10-64 (75.9 metres @ 1.1 g/t gold & 8.3 metres @ 8.3 g/t gold) in the +1 g/t gold areas of the Core and Sunshine Zones.
  A new, deeper (<300m in depth) mineralized area is beginning to emerge in the SW portion of the Core Zone as indicated by hole MK-RC-0458 with 112 meters @ 2.63 g/t gold.  This new, deep higher grade area has dimensions of about 400 meters by 400 meters and is open in all directions.
  The Money Knob deposit at Livengood continues to grow laterally with expansions of the North Sunshine Zone (MK-RC-0435 with 13.7 metres @ 1.18 g/t gold) and the new Olive Zone (MK-RC-0457 with 12.2 metres @ 1.14 g/t gold and MK-10-61 with 23.8 metres of 0.85 g/t gold).
  The first phase of the 2011 exploration drill program will begin in early February and is currently planned for 50,000 meters (a total of 70,000 meters were completed in 2010).  In addition an integrated $2.5M district exploration program will begin in the spring of 2011 focusing on discovery and definition of new deposits in the largely un-explored Livengood District which covers some 1452 kilometres.
  The Company's pre-feasibility study is advancing on schedule and budget and the program has been accelerated by conducting engineering and condemnation drilling over the winter.  All major pre-feasibility contracts have been awarded during this quarter.
  The Company has appointed Carl Brechtel as President to facilitate the Company's transition toward production and added key people to its development and permitting team including managers of: Environmental, Engineering, Exploration, Accounting and Corporate Communications.
  The Company closed a POP bought deal and concurrent non-brokered private placement on November 10th, 2010 for total gross proceeds of approximately $105 million.  The funds from this financing will facilitate the completion of the Company's pre-feasibility, feasibility and permitting work for the development of the Livengood deposit and for general working capital purposes.

Alaska Property

Livengood Project

Preliminary Assessment

During the quarter the Company received a NI 43-101 compliant technical report entitled "November 2010 Summary Report on the Livengood Project, Tolovana District, Alaska" dated November 1, 2010 and prepared by Tim Carew, P.Geo., William Pennstrom Jr. M.A., John Bell and Quinton de Klerk ("Livengood Report"), a full copy of which is available under the Company's profile on SEDAR at www.sedar.com.  The following summary is from the Livengood Report and the detailed disclosure in the Livengood Report is incorporated into this MD&A by reference.  Readers are encouraged to review the entire Livengood Report.

1.1

Introduction

The Livengood project is now in transition from an exploration project to undertaking a Pre-feasibility Study.  As part of this shift to prefeasibility assessment, a Preliminary Assessment ("PA") was performed to evaluate preliminary project concepts including possible mineralization processing methods, estimates of capital and operating costs, and preliminary pit design scenarios, with respect to the resource estimate prepared on data to May 31, 2010 and reported in a previous technical report released in June, 2010.

Individual sections of the Livengood Report were prepared by Qualified Persons representing different technical specialties.  Mr. Timothy Carew (P.Geo) of Reserva International, LLC of Reno, NV was responsible for the geologic description and compilation of the report, and also for the resource evaluation.  William Pennstrom (Metallurgical Engineer) of Pennstrom Consulting Inc. of Denver, Colorado was responsible for the metallurgical section of the report and for the financial analysis.  R. John Bell (Civil Engineer) of MTB Project Management Professionals, Inc. of Denver, Colorado was responsible for the costing review and preparation of the capital cost estimates.  Quinton de Klerk (Mining Engineer) of Cube Consulting Pty Ltd. of Perth, Australia was responsible for open pit optimization and production scheduling.

Field investigations at the Livengood property continue, with a total of 7 drilling rigs working at the site during the Summer 2010 Program.  The focus of the work has been expanded to include environmental baseline data collection, geotechnical data collection for design, site alternative assessment for project infrastructure location and groundwater hydrogeological testing in support of the Pre-feasibility Study.  Drilling activities have been expanded to include district exploration and site condemnation, as well as continuing the resource definition and infill drilling at Money Knob.  The geologic database supporting the Livengood Report is the 434 diamond and reverse circulation holes that had been drilled on the property to May 31, 2010, and provided the basis for reporting an in-situ gold resource estimated and presented in the June 2010 technical report.

The Livengood Report is the tenth in a series of technical reports and the ninth in support of resource estimates regularly updated as new drill information has become available.  The Livengood Report also describes prefeasibility concepts including possible mineralization processing methods, estimates of capital and operating cost, and preliminary pit design scenarios along with the geological and resource estimation procedures that have been undertaken by the Company.  The currently reported resource estimate includes material in the SW Zone and between the Core and Sunshine zones as determined by drilling data through May 31, 2010.  It does not include drill results from the Company's 2010 Summer drill program that is currently in progress.

The Livengood Report updates the June, 2010 technical report with the addition of information related to the results of the PA.  The PA is based on the resource estimate completed in June 2010.  The new information presented in the Livengood Report is based on interpretations of the geologic data, metallurgical data and in-situ resource model data presented in the June 2010 report to support the development of pre-conceptual configurations of the potential mining project alternatives for mineralization at Money Knob.  The project configurations that are the basis of the PA are for a heap leach only mining project and a combined heap leaching and milling project using gravity/flotation pre-concentration with Carbon-in-Leach leaching of the concentrates.  Other processing alternatives are being considered and will be the subject of trade-off studies conducted as part of Pre-feasibility Study investigations that began in June 2010.

A group of cost, process recovery and production rate assumptions were created from the existing data as the basis for the PA analysis being reported in the Livengood Report.  The assumptions were used with the June 2010 in-situ resource model to generate preliminary open pit mine designs and production schedules using incremental revenue optimization.  Two open pit designs were considered: (1) an open pit constrained to the oxidized portion of the deposit, with relatively high drill data density (the heap leach only case) and (2) an unconstrained open pit that was revenue optimized with respect to the cost and gold recovery assumptions defined for the study (heap leach with gravity/flotation mill case).

Operating and capital cost estimates were generated for the two project configurations and were used, in conjunction with mining and processing schedules, to generate preliminary projections of financial performance.  The preliminary financial performance was variable across the different alternatives analyzed and presented in more detail in Section 1.9, but in all cases the project showed positive financial performance at a long term gold price of US $950 per gold ounce or higher.

1.2

Description and Location

The Livengood property is located approximately 115 km northwest of Fairbanks, Alaska in the Tolovana mining district within the Tintina Gold Belt.  The project area is centered on a local high point named Money Knob.  This feature and the adjoining ridge lines have been considered by many to be the lode gold source for the Livengood placer deposits which lie in the adjacent valley to the north where they have been actively mined since 1914 with production of more than 500,000 ounces of gold.

The Company controls 100% of its ~125 square kilometre Livengood land package, which is made up of 115 Alaska State mining claims, fee simple land leased from the Alaska Mental Health Land Trust, and four leases with private holders of state and federal patented and unpatented mining and placer claims.

1.3

History

The property has been prospected and explored by several companies and private individuals since the 1970's.  Geochemical surveys by Cambior in 2000 and AngloGold Ashanti (U.S.A.) Exploration Inc. ("AGA") in 2003 and 2004 outlined a 1.6 x 0.8 km area with anomalous gold in soil.  Scattered anomalous samples continue along strike for an additional 2 km to the northeast and 1.6 km to the southwest.  Eight reverse circulation holes were drilled by AGA in 2003 and a further 4 diamond core holes were drilled in 2004 to evaluate this anomaly.  Favourable results from these holes revealed wide intervals of gold mineralization (BAF-7: 138.7m @ 1.07 g/t Au; MK-04-03: 55.3m @ 0.51 g/t Au) along with lesser intervals over a broad area.  Over the past 4 years, exploration by the Company through its wholly owned Alaskan subsidiary, Talon Gold Alaska, Inc., has been aimed at assessing this area of mineralization through drilling diamond core and reverse circulation holes.

More recently, technical studies have been performed to generate metallurgical data for process definition, to generate preliminary open pit designs, and to develop pre-conceptual information on the location and capacities of potential tailings, waste and heap leaching facilities.  Pre-conceptual project configurations have been generated from these studies which have been used as the basis for the projected operating and capital cost estimation.  A PA for a large, open pit mining project was generated for the project concepts to guide the Company as it carries out the current Pre-feasibility Study.

1.4

Geology and Mineralization

Rocks at Livengood are part of the Livengood Terrane, an east–west belt, approximately 240 km long, consisting of tectonically interleaved assemblages of various ages.  These assemblages include the Amy Creek Assemblage, which is a sequence of latest Proterozoic and early Paleozoic basalt, mudstone, chert, dolomite, and limestone.  In thrust contact above the Amy Creek Assemblage lies an early Cambrian ophiolite sequence of mafic and ultramafic sea floor rocks.  Structurally above these rocks lies a sequence of Devonian shale, siltstone, conglomerate, volcanic, and volcaniclastic rocks which are the dominant host to the mineralization currently under exploration at Livengood.  The Devonian assemblage is overthrust by more Cambrian ophiolite rocks.  All of these rocks are intruded by Cretaceous multiphase monzonite, diorite, and syenite stocks, dikes, and sills.  Gold mineralization is believed to be related to this intrusive event.

Gold mineralization occurs in two styles: as multistage fine quartz veins occurring in all lithologies (commonly in or near intrusive dikes and sills), and as diffuse mineralization within volcanic, intrusive, sedimentary, and mafic-ultramafic rocks without a clear quartz vein association.  Four principal stages of alteration are currently recognized.  These are an early biotite stage followed by albite-black quartz, followed by a sericite-quartz, and finally a carbonate stage.  Arsenopyrite apparently has been introduced during all stages, and gold correlates strongly with arsenopyrite, but it is not clear whether gold was introduced during all four stages or preferentially during one or more stages.

Mineralization is interpreted to be intrusion-related, consistent with other gold deposits of the Tintina Gold Belt, and has a similar As-Sb geochemical association.  Mineralization is controlled partly by lithologic units, but thrust-fold architecture is apparently key to providing pathways for magma (dikes and sills) and hydrothermal fluid.

Local fault and contact limits to mineralization have been identified, but overall the deposit has not been closed off in any direction.  The current resource and area drilled covers the most significant portion of the area with anomalous gold in surface soil samples, but still represents only about 25% of the total anomaly area.

1.5

Exploration, Drilling and Sampling

The Company has conducted drilling campaigns on the Livengood property since 2006.  These programs initially identified mineralization in the Core Zone and then identified the Northeast, Sunshine, and Southwest zones through step out drilling and drill testing of areas with anomalous values in surface soil samples.

Nearly all drill holes at Money Knob have been drilled in a northerly direction at an inclination of -50 degrees in order to best intercept the south dipping structures and mineralized zones as close to perpendicular as possible.  A few holes have been drilled in other directions to test other features and aspects of mineralization.  Most holes have been spaced at 75m along lines 75m apart.  A few holes are more closely spaced.

Diamond core holes represent approximately 10% of the total number of holes drilled.  Core is recovered using triple tube techniques to ensure good recovery (>95%) and confidence in core orientation.  The core is oriented using the ACT system and/or the EZ Mark tool.

Reverse circulation ("RC") holes are bored and cased for the upper 0-30m to prevent downhole contamination and to help keep the hole open for ease of drilling at greater depths.  Recovery of sample material from RC holes is done via a cyclone and dry or wet splitter according to conditions.  Sample chips are collected over the course of each five-foot interval and captured for a primary sample, an equivalent secondary sample ("Met" sample) and a third batch of chips for logging purposes.

Drill hole locations are determined by sub-meter differential GPS surveys at the drill collar.  Initial azimuth of drill hole collars is measured using a tripod mounted transit compass in conjunction with a laser alignment device mounted on the hole collar.

Down hole surveys of core and reverse circulation drill holes are completed using a Gyro-Shot survey instrument manufactured by Icefield Tools Corporation.  Results of surveys and duplicate tests show normal minor deviation in azimuth and inclination for drill holes.

All RC samples are "logged in" on site, analyzed with a field portable Thermo Fisher Scientific NITON XRF before being sealed in super sacks, and delivered to ALS Chemex in Fairbanks for preparation.  All core samples are initially logged at the drill rig for recovery, oriented features, RQD, and basic geologic features.  More thorough logging and core mark-up is done at the Livengood camp.  Core is sawed in half and bagged according to geologic intervals up to 1.5m and sealed in super sacks for delivery to ALS Chemex in Fairbanks.

Samples are analyzed by standard 50g fire assay for the gold determinations.  All core samples and select RC drilling samples are also submitted for multi-element ICP-MS analyses using a 4 acid digestion technique.  All RC samples are analyzed on site for trace elements using a Thermo Fisher Scientific NITON portable XRF before shipment to the laboratory.

1.6

Quality Assurance/Quality Control and Data Verification

The QA/QC program implemented by the Company meets or exceeds industry standards.  A QA/QC program includes insertion of blanks and standards (1/10 samples) and duplicates (1/20 samples).  Blanks help assess the presence of any contamination that might be introduced by analytical equipment and help calibrate the low end of the assay detection limits.  Commercial standards are used to assess the accuracy of the analyses.  Duplicates help assess the homogeneity of the sample material and the overall sample variance.  The Company has undertaken rigorous protocols to assure accurate and precise results.  Among other methods, weights are tracked throughout the various steps performed in the laboratory to minimize and track errors.

Core and RC check samples have been collected during each drilling campaign by a Qualified Person.  Results from these samples, as well as blanks and standards included, are consistent with the Company's initial results.  This includes a similar increase in variance for samples at higher grades, a pattern consistent with nugget effect.  No systematic high or low bias has been observed. Additional RC check samples were collected by Mr. Carew in 2010, including blanks and standards.  The results for these samples are pending at this time.

Data entry and database validation procedures have been checked and found to conform to industry practices.  Procedures are in place to minimize data entry errors.  These include pre-numbered, pre-tagged, bar-coded bags, and bar-coded data entry methods which relate all information to sample and drill interval information.  Likewise, data validation checks are run on all information used in the geologic modeling and resource estimation process.  Database entries for a random sample (10%) of drillholes used for the resource estimate were checked against the original Assay Certificates by Mr. Carew and the error rate was found to be within acceptable limits.

1.7

Mineral Processing and Metallurgical Testing

Metallurgical test work indicates that the Money Knob mineralization would be suitable for the two treatment options considered: oxidized, near surface mineralized material that could be treated by Carbon in Column ("CIC") cyanide leaching (for example, heap leaching); and deeper, sulphide zones that will require Carbon in Leach ("CIL") cyanide leaching approaches.  Both the oxidized and sulphide zones have substantial free gold that can be recovered by gravity concentration, and gold associated with sulphide minerals in the deeper zones can be concentrated by flotation techniques.

Project concepts envision a heap leaching operation to address the near surface oxidized mineralization.  This heap leaching operation would be followed by the expansion of the mine to the deeper, sulphide mineralization and construction of a gravity/flotation mill with CIL leaching of concentrates.  The scheduling of the mine expansion and mill construction has been examined for different production rates and circumstances.

Test work undertaken to date is designed to determine optimal processes using combined methods.  This work involves studies to determine chemical and physical characteristics of the mineralization and metallurgical response to process treatment parameters according to mineralization type.  Test work includes assessment of grindability, abrasiveness, optimal particle size for downstream treatment, and response to leach, flotation, or gravity recoveries as a function of oxidation and lithology.  Previous work completed was sufficient to enable an estimate of heap leach recoverable gold for a portion of the mineralization as reported in the October 2009 technical report.  The additional work on gold recovery from gravity, carbon in pulp ("CIP"), CIL, and flotation methods is on-going with the initial results presented in this report providing the basis to estimate gold recovery from the mill process.

Key findings to date include the following points:

  Most Livengood mineralization can be considered moderately soft to moderately hard with an average Bond Ball Work index of 15.8 ranging from 11.1 to 19.1.
  The majority of mineralization types are considered non-abrasive with an average abrasion index of 0.0809 and a range of 0.0023 to 0.2872.
  All Livengood mineralization responds to cyanide leaching to some degree.
  Some unoxidized mineralization with organic carbon has "active" or "preg-robbing" carbon.
  Leach times and gravity concentration indicate that some mineralization contains coarse gold.
  Gold recovery exceeded 90% at 10 mesh for some mineralization.

  Gold recovery improved for some mineralization with finer grinding.
  Gold recovery for various leach tests suggests that organic carbon is present in varying degrees in some mineralized materials, particularly in unoxidized mineralization.
  Carbon in Leach bottle roll tests indicate an average 84% recovery for the Sunshine Zone.
  Gold with sulfide is not classified as refractory mineralization.
  Combined gravity and flotation produced, on average, 90% recovery of gold.
  Conventional milling using gravity recovery combined with intensive Carbon in Leach leaching of gravity recovered gold concentrate achieved gold recoveries averaging 86%.

Metallurgical testing is on-going to confirm initial conclusions on process flow sheets and assumed process recoveries.  A series of tests that simulate the mill flow sheet assumed for gravity/flotation with CIL leaching of concentrates are in progress.  These tests focus on the main components of the mill feed where achieving the current process recovery assumptions will require an improvement in the leach recovery over current test results.  Further column leach testing is planned to begin in Q4 2010 and in Q1 of 2011 to verify heap leach assumptions.  Column leach composite samples are being developed  at a 1/2 inch top size from existing core, and PQ size core that is being produced in Q3 2010 will be used to develop 1 1/2 inch top size column tests.  Trenching for a bulk sample to test run-of-mine size material in large columns is planned for Q4 2010.

1.8

Resource Estimation

The Livengood Report presents a resource estimate updated from the March 2010 estimate by incorporating data from an additional 64 drill holes.  The resource model was constructed using Gemcom GEMS® and the Stanford GSLIB (Geostatistical Software Library) MIK post processing routine.  The resource was estimated using Multiple Indicator Kriging techniques.

Model parameters include, among others, two oxidation indicators and a single lithology indicator for each minor lithology.  A three-dimensionally defined lithology model, based on interpretations by Company geologists, was used to code the rock type block model.  A three-dimensionally defined probability grade shell (0.1 g/t) was used to constrain the gold estimation.  Gold contained within each block was estimated using nine indicator thresholds.  The block model was tagged with the geologic model using a block majority coding method.  Because there are significant grade discontinuities at lithologic contacts, hard boundaries were used between each of the lithologic units so that data for each lithology was used only for that unit.

A summary of the estimated in-situ mineral resource is presented below (Table 1) for cutoff grades of 0.3 (the assumed cutoff utilized in the PA), 0.5, and 0.7 g/t gold.

Model validation checks include global bias check, visual validation, and swath plots.  In all cases, the model appears to be unbiased and fairly represent the drilling data.

TABLE 1

RESOURCE ESTIMATION SUMMARY
JUNE 2010

Classification	Au Cutoff (g/t)	Tonnes (millions)	Au (g/t)	Million Ounces Au
Indicated	0.30	789	0.62	15.7
Inferred	0.30	229	0.55	4.9
Indicated	0.50	409	0.83	10.9
Inferred	0.50	94	0.79	2.4
Indicated	0.70	202	1.07	6.9
Inferred	0.70	40	1.06	1.4

Based on the study herein reported, delineated mineralization of the Livengood Deposit is classified as a resource according to the following definitions from National Instrument 43-101 and from CIM (2005):

"In this Instrument, the terms "mineral resource", "inferred mineral resource", "indicated mineral resource" and "measured mineral resource" have the meanings ascribed to those terms by the Canadian Institute of Mining, Metallurgy and Petroleum, as the CIM Definition Standards on Mineral Resources and Mineral Reserves adopted by CIM Council, as those definitions may be amended."

Due to the uncertainty that may be attached to Inferred Mineral Resources, it cannot be assumed that all or any part of an Inferred Mineral Resource will be upgraded to an Indicated or Measured Mineral Resource as a result of continued exploration. Confidence in the estimate is insufficient to allow the meaningful application of technical and economic parameters or to enable an evaluation of economic viability worthy of public disclosure. Inferred Mineral Resources must be excluded from estimates forming the basis of feasibility or other economic studies.

Mineralization may be classified as an Indicated Mineral Resource by the Qualified Person when the nature, quality, quantity and distribution of data are such as to allow confident interpretation of the geological framework and to reasonably assume the continuity of mineralization. The Qualified Person must recognize the importance of the Indicated Mineral Resource category to the advancement of the feasibility of the project. An Indicated Mineral Resource estimate is of sufficient quality to support a Preliminary Feasibility Study which can serve as the basis for major development decisions.

The current basis of project information is not sufficient to convert the in-situ mineral resources to mineral reserves, and mineral resources that are not mineral reserves do not have demonstrated economic viability.

It is important to note that, compared to the March 2010 resource estimate, the estimated tonnage has increased in the Indicated category and has decreased in the Inferred category for all cutoff grades shown (0.30, 0.50, and 0.70 g/t gold).  This change was due to addition of newly defined estimated resources in the SW Zone and between the Core and Sunshine Zones.

As part of the Company's quality assurance program, it commissioned an independent review of the resource estimation methodology.  The review supports the MIK approach to estimation, but suggests that the block panel size and SMU size should be larger for the currently spaced drill grid and that the currently used 10m composite length should be reduced to 3m.  In addition, the review also recommends reducing the size of the search neighbourhood selected for the estimation.  Using these recommendations, an alternative resource calculation was made.  Overall tonnes and grade compare favourably where the two models have a common volume.  The Company model contains material estimated as projected below current drilling which was not present in the alternative calculation.  This material is primarily from the Inferred category.  The Company believes their understanding of geology and mineralization allows this projection but is testing the extrapolation in the Summer 2010 drill program.

1.9

Pre-feasibility and Preliminary Assessment

The Company initiated pre-feasibility studies in June of 2010 in order to determine the most effective mine development strategy.  A PA of alternative project configurations was performed to provide guidance in the Pre-feasibility Study, the results of which are incorporated in the Livengood report.  The PA evaluated both the mining of the oxide portion of the deposit, and the expansion of the mining into the deeper, sulphide portion of the deposit.  Two processing configurations were addressed:

1.

Open pit mining of the oxide portion of the Money Knob with processing limited to heap leach only; and

2.

Open pit mining of both the oxide and sulphide zones with a combination of heap leaching and mill processing (gravity and flotation concentration with CIL).  Heap leach processing will allow production of approximately 40% of the currently estimated mineable resource.

The PA is preliminary in nature, and is based on technical and economic assumptions which will be evaluated in the Pre-feasibility Study.  The PA is based on the Livengood in-situ resource model (June, 2010) which consists of material in both the indicated and inferred classification.  Inferred mineral resources are considered too speculative geologically to have technical and economic considerations applied to them.  The current basis of project information is not sufficient to convert the in-situ mineral resources to mineral reserves, and mineral resources that are not mineral reserves do not have demonstrated economic viability.  Accordingly, there can be no certainty that the results estimated in the PA will be realized.  The PA results are only intended as an initial, first-pass review of the potential project economics based on preliminary information.

The Heap Leach Only project configuration was evaluated using the following approach:

  heap leach metallurgical recovery assumptions and operating cost estimates were used in conjunction with the in-situ resource model to select an open pit mining shell using revenue optimization;
  the pit shell optimization was constrained to the oxidized portion of the deposit by assigning zero metallurgical recovery to the deeper, sulphide zone;
  an open pit design was developed from the open pit mining shell which considered access ramps, mining losses and increased waste required for an actual mining geometry;

  a production schedule for mining recoverable mineralization above 0.3 g/t cut-off grade, recoverable gold production and waste material was developed assuming mineralization production rate of 100 ktpd;
  capital costs were estimated for a project physical configuration that considered equipment, the location of the open pit and potential sites for waste dumps, heap leach pad and the process facility; and
  a financial model was created for the production schedule, capital cost estimate and schedule, and estimated operating costs to project the financial performance of the heap leach only project configuration.

Key statistics for the analysis of the Heap Leach Only project configuration are listed in Table 2.

All costs are 2010 USD, with no escalation.  A long term gold price of US $950 per ounce has been used for the financial performance projection, which is consistent with current outlooks and price levels averaged over the past 3 years.  The projected performance of the Heap Leach Only configuration at US $950 is relatively strong, with an IRR of 26.9% and a Net Present Value (NPV) at 5% discount rate of US $579 M.  Sensitivity of the financial performance was evaluated for a long term gold price between US $750 and US $1500 per ounce.  The sensitivity to gold price indicates that the financial performance weakens quickly at gold prices below the long term assumption, dropping to an IRR of 6.5% and an NPV@5% of US $34M for a gold price assumption of US $750.  Alternatively, at higher gold price assumptions, the financial performance increases substantially with the IRR increasing to 43.5% for an increase of gold price to US $1150.  Sensitivity of financial performance to assumed processing recoveries was also high, but performance was less sensitive to changes in operating and capital costs assumed.

TABLE 2

KEY STATISTICS FOR THE LIVENGOOD HEAP LEACH ONLY PROJECT CONFIGURATION

Parameter		Heap Leach Only
Long Term Gold Price	$US/oz	$950

IRR	%	26.9%
NPV @0.0%	k $US	$ 915,338
NPV @5.0%	k $US	$ 579,103
NPV @7.5%	k $US	$ 455,882
NPV @10.0%	k $US	$ 354,531

Initial Capex	k $US	$ 679,851
Deferred Capex	k $US	-
Sustaining Capex	k $US	$ 153,482

Life of Mine (LOM)	years	7.1

LOM mineralization production	Mt	259.3
Mined grade at 0.3 g/t gold cut -off grade	g/t	0.62
Contained gold mined	koz	5,177
Estimated LOM gold production	koz	3,648

Cash operating cost	$US/oz	$486
Total cost	$US/oz	$704

Stripping ratio	Waste:ore	1.10
Assumed LOM heap leach gold recovery	%	70.5%

Full exploitation of the Livengood resource will require the addition of a mill process which would allow extraction of the deeper, sulphide zones.  A project configuration incorporating a heap leach processing facility and a mill using gravity and flotation concentration with CIL for recovery of the gold from concentrates was evaluated at two different mill throughput assumptions.  The combination heap leach and mill was evaluated using the following approach:

  heap leach and milling metallurgical recovery assumptions, and operating cost estimates were used in conjunction with the in-situ resource model to select an open pit mining shell using revenue optimization;
  the optimization process was only constrained by the recovery and cost assumptions for the different lithologic units;
  an open pit design was developed from the open pit mining shell which considered access ramps, mining losses and increased waste required for an actual mining geometry;
  two production schedules for mining recoverable mineralization above a 0.3 g/t gold cut-off grade, recoverable gold production and waste material were developed assuming an initial mineralization production rate of 100 ktpd for the heap leaching and the two mill throughputs of approximately 54 ktpd and 100 ktpd;
  following mill startup, the mining rate was set to maintain the mill production rate, with the heap leach production varying accordingly;
  capital costs were estimated for a project physical configuration that considered equipment, the location of the open pit and potential sites for waste dumps, heap leach pad and the process facility; and
  a financial model was created for the production schedule, capital cost estimate and schedule, and estimated operating costs to project the financial performance of the combined heap leach and mill project configuration.

Key statistics for the analysis of the combined Heap Leach and Mill project configuration at the two different mill throughputs are listed in Table 3.

Internal rates of return for the Heap Leach and Mill configuration are lower for both mill throughput assumptions at 15.4% and 18.5%, for the 50ktpd and 100ktpd throughputs, respectively.  This is due to the larger investment required for construction of the mill and the longer mine life.  However, the NPV@5% is greater for the combination Heap Leach and Mill project configurations at US $813 M for the 50 ktpd mill throughput and US $1,112 M for the 100 ktpd mill throughput.  The greater NPV reflects the substantially greater gold production due to exploitation of the deeper, sulphide zones.

Sensitivity to gold price assumption is similar to the Heap Leach Only project configuration, with the IRR dropping to a -0.8% and 1.3% (50 ktpd/100ktpd throughput) for a decrease in gold price assumption to US $750.  Increasing the gold price assumption illustrates the substantial leverage of the Livengood Project to the gold price, where a US $200 price increase (to US $1150 per ounce) increases the IRR to 29.2% and 32.6% (50 ktpd/100 ktpd mill throughput), respectively.  Financial performance was also highly sensitive to process recovery assumptions, but was less sensitive to changes in operating and cost assumptions.

The Company plans to focus on the development of the heap leaching operation in the oxidized zone, however, it recognizes that significant potential value would remain to be exploited and that construction of a mill would be required to exploit the full potential of Money Knob mineralization.  The Company will conduct a two phase Pre-feasibility Study with the projected completion of Phase I - Heap Leach Operation in July 2011.  A second phase, with projected completion in December 2011, will address the requirements for eventual addition of a mill to the project configuration.  This two phase approach is required to assure that designs and decisions made for the Heap Leach Only operation do not adversely impact the potential for the addition of a mill.

TABLE 3

KEY STATISTICS FOR THE LIVENGOOD HEAP LEACH

AND MILL PROJECT CONFIGURATION

Parameter		Heap Leach and 50 ktpd Mill	Heap Leach and 100 ktpd Mill
Long Term Gold Price	$US/oz	$950	$950

IRR	%	15.4%	18.5%
NPV @0.0%	k $US	$ 1,982,082	$ 2,236,376
NPV @5.0%	k $US	$ 813,143	$ 1,112,868
NPV @7.5%	k $US	$ 495,034	$ 759,768
NPV @10.0%	k $US	$ 275,370	$ 496,163

Initial Capex	k $US	$ 635,631	$ 682,839
Deferred Capex	k $US	$ 750,214	$ 1,026,658
Sustaining Capex	k $US	$ 503,596	$ 578,476

Life of Mine (LOM)	years	21	13

LOM mineralization production	Mt	648.3	648.3
Mined grade at 0.3 g/t gold cut-off grade	g/t	0.65	0.65
Contained gold mined	koz	13,625	13,625
Estimated LOM gold production	koz	10,580	10,580

Cash operating cost	$US/oz	$ 560	$534
Total cost	$US/oz	$ 739	$ 734

Stripping ratio	Waste:ore	1.07	1.07
LOM mill gold recovery	%	81.3%	81.3%
LOM leach gold recovery	%	72.6%	72.6%

Site drilling operations will be expanded to include condemnation and geotechnical investigations for the Pre-feasibility Study.  Metallurgical testing for Phase I will consist of additional column leach tests at 1/2 inch, 1.5 inch and run-of-mine top sizes that are scheduled to begin in October 2010.  Engineering studies required to support the Phase I Pre-feasibility Study are:

  Metallurgical engineer to design the CIC process plant (out for tender);
  Site location, geotechnical assessment and design of the heap leach pad, waste dumps and water storage facilities (underway);
  Site infrastructure, reticulation and road corridor placement and design (to be defined);
  Geotechnical design of pit slopes (to be defined);
  Open pit design and  mining production scheduling (underway);
  Open pit dewatering, site water balance and storage requirements (underway); and
  Construction cost and production operating cost estimation (to be defined).

1.10

Conclusions

It is concluded that a substantial gold resource has been identified at Money Knob and the surrounding area.  Dedicated drilling has continuously enlarged the resource over the past several years.  Current metallurgical studies are underway and results indicate that gold is recoverable through heap leach, and combined mill, CIP, CIL, gravity, and flotation techniques.  Continuation of planned and in-progress metallurgical and mineralization processing studies will enable assessment of the best material processing and gold recovery techniques.  As results for this work are completed, new cost estimates that incorporate optimized gold recovery techniques will be used for a more comprehensive development plan and economic assessment.  At this stage in the evaluation, and based on the results of the PA, the Livengood Report concludes that mineralization at Money Knob merits continued engineering, economic assessment and planning to proceed on that basis.

1.11

Recommendations

The Livengood project is now in transition from an exploration project to a Pre-feasibility Study.  In support of this, the Company has added senior staff.  Exploration of the Livengood project should continue with the aim of completing the current Pre-feasibility Study.  The Company plans to drill 50,000 m in 2010 to accomplish this goal, and will continue field operations into the deep winter season.  The proposed program is an appropriate amount of drilling for the needs of the project and the time available in the field season.  Activities that will help advance the project in this direction include those listed below:

  conduct groundwater hydrogeologic characterization for both regional and open pit groundwater modeling;
  develop a regional groundwater model and site water balance;
  develop geotechnical data to support pit slope designs;
  perform site alternatives assessments to identify locations for tailings, waste, heap leach, mill and water storage facilities;
  perform condemnation drilling and geotechnical investigations at potential facilities sites;

  verify metallurgical recovery assumptions by conducting expanded metallurgical testing;
  perform comminution studies to provide a basis for crushing and grinding design;
  develop detailed metallurgical process flow sheets and perform process trade-off studies and mill design;
  perform air quality and weather monitoring studies;
  develop engineering designs of process plant facilities;
  perform environmental baseline data collection, wetlands surveys and water quality surveys;
  develop community engagement strategy;
  develop permitting strategy;
  continue step out drilling to identify the extent of mineralization;
  focus infill drilling on areas where Inferred resource blocks can be converted to Indicated resource blocks laterally and at depth;
  drill close spaced holes to define a variographic cross;
  complete Phase I of the Pre-feasibility Study for a heap leaching operation; and
  complete Phase II of the Pre-feasibility Study to identify the potential schedule for mill construction and the milling project design.

The Company plans expenditures of approximately $37.5 million dollars in 2011 for the continuation of exploration, definition and condemnation drilling, and for technical studies to produce the Pre-feasibility Study.  This expenditure is further subdivided into $21M for completion of Phase I of the Pre-feasibility Study on the heap leaching operation by mid-year and then an additional $16.5M for the completion of Phase II of the Pre-feasibility Study to investigate the inclusion of a mill in the project.  This budget will be allocated to drilling, geological and geotechnical analysis of the deposit, metallurgical and comminution studies, facilities site planning, environmental and social base line studies, and project component design.  The budget is significant, but appropriate for the studies and drilling planned and feasible within the time allocated.

The authors of the Livengood Report recommend implementation of this program in order to accomplish the Company's goal of advancing the Livengood project.

Ongoing Drilling Results

The Company's 2010 drill programs at Livengood exceeded 70,000 metres and will produce technical information for resource evaluation, hydrogeologic characterization, geotechnical characterization, metallurgical characterization and site condemnation.  Key project development studies were accelerated into the third and fourth quarters of 2010, with geotechnical characterization work being conducted through the winter season.  Preparation of heap leach column tests was accelerated into the fourth quarter of 2010 due to early completion of PQ core drilling and excavation of a run-of-mine sample for large diameter column tests.  Preparation of leach columns is currently underway at McClelland Labs in Reno, Nevada.

In addition, resource drilling during the year has expanded the deposit at depth as well as to the southwest and results will form the basis of an updated resource estimation projected to be released in the first quarter of 2011.

The Company has now expanded drilling activities to a year-round basis in 2010 and will continue on this expanded schedule in 2011.  An extensive $2.5 million district-wide exploration program will be added to Livengood activities during 2011.  This effort will be augmented with a district-wide 3-D Induced Polarization geophysical survey to aid in new deposit targeting.  The main deposit exploration drilling efforts will begin in early February and focus on the western extension of the deposit as well as evaluation of the extent of the recently announced newly discovered deep zone.

Infill drilling continues to expand and add greater definition of near surface, higher grade areas in the Core and Sunshine zones.  These recent results continue to outline significant zones of higher grade mineralization in the top 150 metres of the deposit which will be the key drivers of starter pit design work in the coming months.  A few distinctive intervals in this shallow zone are: MK-RC-0448, 47 metres @ 1.76 g/t gold beginning at 96 metres; MK-RC-0446, 32 metres @ 1.39 g/t gold beginning at 78 metres; MK-RC-0440 15 metres @ 3.11 g/t gold beginning at 24 metres; MK-RC-044,1 27 metres @ 1.09 g/t gold & 31 metres @ 1.57 g/t gold beginning at 11 meters; MK-10-62, 18 metres @ 4.18 g/t gold & 71 metres @ 0.98 g/t gold beginning at 67 meters.

Completion of infill drill holes below the floor of prior drilling (approximately 300 metres in depth) in the Core Zone continues to expand this dimension of the deposit.  Ten of eighteen Core Zone drill holes have significant intercepts below the general floor of previous drilling (MK-RC-0432, 17 metres @1.85 g/t gold beginning at 384 meters; MK-RC-0443, 15 metres @ 1.08 g/t gold beginning at 299 metres; MK-RC-0440, 11 metres @ 1.08 g/t gold beginning at 291 metres).

In the southwest section of the Core Zone, drill hole MK-RC-0458 intersected a thick interval of higher grade mineralization (112 metres of 2.63 g/t gold) from what appears to be a broad feeder zone.  This and previous intersections suggest the possibility of higher grade mineralization covering an area at least 400 metres by 400 metres and extending into the SW Zone.

In addition, the latest drill results continue to identify higher grade mineralization within the upper oxide zone of the deposit with intercepts of 85.3 metres of 1.1 g/t gold (hole MK-RC-0454) and 13.7 metres of 2.6 g/t gold (hole MK-RC-0452).  These higher grade zones are anticipated to form the basis of a high-grade starter pit when they are integrated into an updated Money Knob resource currently scheduled to be completed in the first quarter of 2011.

The Company continues to carry out a comprehensive development drilling program of condemnation and geotechnical work at the Livengood Project, as well as extensive optimization studies in mine and process design, metallurgy, and environmental characterization.

Figure 1 : Locations of new assay results as at November 29, 2010 and current cumulative grade thickness map.  Grade thickness contours are plotted relative the collar locations shown.

Northwest
Sunshine Zone
Core Zone
Lillian
Tower
Money Knob
Southwest
Olive
10-66
456
10-69
10-70
458
106
110
452
89
455
445
366
454
457
463
0
0.35
0.7
kilometres
Drill Holes
June 2010 Resource
Previously Reported
This Report
Assays Pending
Cum. Grade Thickness
50 g/t x m
100 g/t x m
150 g/t x m
200 g/t xm

Table 4: Significant new intercepts*

*Intercepts are calculated using a 0.25g/t gold cutoff and a maximum of 3 metres of internal waste.

Drill Hole	From (m)	To (m)	Thickness (m)	g/t	Area

MK-RC-0404	111.25	114.3	3.05	1.82	Olive

MK-RC-0425	no significant intercepts				Core Infill

MK-RC-0428	83.82	92.96	9.14	0.66	Core Infill
	105.16	117.35	12.19	1.41
includes	105.16	108.2	3.04	4.59
	123.44	138.68	15.24	1.14
includes	132.59	135.64	3.05	3.07
	227.08	237.74	10.66	0.52
	243.84	275.84	32	0.82
includes	254.51	263.65	9.14	1.20

Drill Hole	From (m)	To (m)	Thickness (m)	g/t	Area
	286.51	301.75	15.24	0.67
	307.85	316.99	9.14	0.88
includes	312.42	315.47	3.05	2.01
	333.76	338.33	4.57	1.61

MK-RC-0429	6.1	24.38	18.28	0.96	Core Infill
includes	18.29	24.38	6.09	1.94
	30.48	45.72	15.24	0.86
includes	42.67	45.72	3.05	1.93
	77.72	86.87	9.15	1.45
includes	80.77	83.82	3.05	3.67
	97.54	175.26	77.72	1.01
includes	109.73	115.82	6.09	1.45
includes	147.83	152.4	4.57	7.07
	219.46	225.55	6.09	1.36
includes	219.46	222.5	3.04	2.03

MK-RC-0430	146.3	152.4	6.1	1.15	Sunshine North
includes	147.83	150.88	3.05	1.71

MK-RC-0431	16.76	24.38	7.62	0.78	Core Infill
	103.63	108.2	4.57	1.32
	184.4	190.5	6.1	2.67
	275.84	286.51	10.67	0.50

MK-RC-0432	7.62	24.38	16.76	0.68	Core Infill
	32	54.86	22.86	0.76
includes	33.53	39.62	6.09	1.66
	82.3	94.49	12.19	1.82
	99.06	126.49	27.43	0.61
	152.4	166.12	13.72	0.66
includes	152.4	155.45	3.05	1.68
	167.64	227.08	59.44	0.71
includes	211.84	217.93	6.09	1.30
	295.66	309.37	13.71	0.66
	384.05	400.81	16.76	1.85
includes	385.57	390.14	4.57	5.62

MK-RC-0433	109.73	115.82	6.09	2.61	Core Infill
	138.68	150.88	12.2	0.75
	167.64	179.83	12.19	0.96

Drill Hole	From (m)	To (m)	Thickness (m)	g/t	Area
	182.88	192.02	9.14	1.51
includes	187.45	190.5	3.05	3.89
	213.36	265.18	51.82	1.06
includes	220.98	225.55	4.57	5.64

MK-RC-0434	82.3	96.01	13.71	0.39	Core Infill
	152.4	161.54	9.14	1.08
	256.03	301.75	45.72	0.92
	338.33	365.76	27.43	0.54

MK-RC-0435	4.57	12.19	7.62	0.74	Sunshine North
	76.2	83.82	7.62	0.80
	158.5	172.21	13.71	1.18
	249.94	271.27	21.33	0.34
	330.71	344.42	13.71	0.86

MK-RC-0436	152.4	170.69	18.29	0.31	Core Infill
	195.07	210.31	15.24	0.94
includes	204.22	208.79	4.57	1.72
	228.6	263.65	35.05	0.74
includes	242.32	246.89	4.57	2.63
	355.09	370.33	15.24	0.56

MK-RC-0437	225.55	310.9	85.35	0.86	Core Infill

MK-RC-0445	91.44	160.02	68.58	1.26	Core Zone Infill
includes	94.49	108.20	13.71	2.58
includes	138.68	155.45	16.77	1.64
	201.17	210.31	9.14	1.88
includes	202.69	207.26	4.57	3.43
	248.41	269.75	21.34	0.83
includes	252.98	259.08	6.10	1.36
	286.51	298.70	12.19	0.65
	339.85	364.24	24.39	0.50
	370.33	384.05	13.72	0.39
	385.57	449.58	64.01	0.39

MK-RC-0452	132.59	217.93	85.34	1.12	Core Zone Infill
includes	135.64	138.68	3.04	2.05
includes	141.73	150.88	9.15	3.85
includes	158.50	169.16	10.66	1.72

Drill Hole	From (m)	To (m)	Thickness (m)	g/t	Area
	222.50	233.17	10.67	0.94
	249.94	438.91	188.97	0.96
includes	298.70	307.85	9.15	3.30
includes	341.38	350.52	9.14	2.25

MK-RC-0454	73.15	88.39	15.24	0.48	Core Zone Infill
	103.63	114.30	10.67	0.91
	126.49	141.73	15.24	0.77
includes	126.49	131.06	4.57	1.26
	153.92	182.88	28.96	0.45
	211.84	233.17	21.33	0.70
	243.84	265.18	21.34	0.79
includes	256.03	259.08	3.05	3.00
	269.75	306.32	36.57	0.75
	324.61	353.57	28.96	0.50
	370.33	396.24	25.91	0.72
	406.91	417.58	10.67	0.70

MK-RC-0455	155.45	185.93	30.48	0.59	Core Zone Infill
	198.12	216.41	18.29	0.56

MK-RC-0456	10.67	16.76	6.09	1.99	Sunshine Infill
includes	10.67	13.72	3.05	3.42
	28.96	44.20	15.24	0.81
includes	35.05	41.15	6.10	1.40
	60.96	76.20	15.24	0.79
	233.17	254.51	21.34	0.41

MK-RC-0457	120.40	132.59	12.19	1.14	Olive
	289.56	298.7	9.14	1.06

MK-RC-0458	112.78	126.49	13.71	0.92	Core Zone Infill
	129.54	170.69	41.15	0.76
includes	140.21	143.26	3.05	1.92
	176.78	284.99	108.21	1.01
includes	213.36	219.46	6.1	3.66
includes	231.65	236.22	4.57	4.39
	286.51	298.7	12.19	0.46
	310.90	423.67	112.77	2.63
includes	332.23	341.38	9.15	3.46
includes	345.95	350.52	4.57	3.16

Drill Hole	From (m)	To (m)	Thickness (m)	g/t	Area
includes	359.66	423.67	64.01	3.40

MK-RC-0459	no significant intercepts				Condemnation Hole

MK-RC-0460	no significant intercepts				Hydrology Hole
MK-RC-0462	no significant intercepts				Condemnation Hole

MK-RC-0463	no significant intercepts				Olive

MK-10-66	20.73	36.34	15.61	0.69	Sunshine Infill
	49.62	55.47	5.85	1.78
	59.13	71.62	12.49	0.73
	94.31	102.11	7.8	2.43

MK-10-69	37.49	54.02	16.53	1.10	Sunshine Infill
	87.54	105.45	17.91	0.40
	116.29	134.72	18.43	0.54
	136.25	143.55	7.3	0.69
	179.75	188.25	8.5	1.11
	274.03	285.4	11.37	0.82

MK-10-70	46.6	59.1	12.5	0.57	Hydrology Hole

Pre-feasibility Study

During the quarter and to date, the Company has awarded key contracts for the pre-feasibility study ("PFS") to:

  FL Smidth of Salt Lake City, Utah, for metallurgical engineering and design of processing plants, and to act as the lead author/compiler for both the PFS final report and the resulting NI 43-101 technical report;
  Knight Piesold & Co. of Denver, Colorado, for direction of studies on site location, geotechnical characterization and design of waste rock storage, heap leach pad, tailings storage facilities, and water storage reservoirs;
  Mine Development Associates of Reno, Nevada, to perform mine engineering;
  SRK Consulting of Denver, Colorado, to perform pit geotechnical design, groundwater hydrogeology and rock geochemistry studies; and
  MTB Project Management Professionals, Inc. to support the Company in the management and integration of all studies.

Augmentation of Development Team

ITH has strengthened its corporate and technical management structure with the following appointments:

  Carl Brechtel has been appointed as President, in addition to his position as Chief Operating Officer, to bring greater focus on the operating aspects of the Company.  Jeffery Pontius will continue as the Company's CEO, focusing on corporate strategy and marketing.
  Karl Hanneman has been appointed as Alaska General Manager and Livengood Project Manager, and has expanded the Fairbanks Project Management Team to include Richard Moses as Site Operations Manager, Keith Malone as Technical Services Manager, and Denise Hertzog as Environmental Manager.  Chris Puchner continues as Chief Geologist.
  Shirley Zhou has been appointed Vice President of Corporate Communications to spearhead a comprehensive and ongoing market awareness campaign that will highlight the investment opportunity that the Company represents to investors.

Qualified Person and Quality Control/Quality Assurance

Jeffrey A. Pontius (CPG 11044), a qualified person as defined by National Instrument 43-101, has supervised the preparation of the scientific and technical information that forms the basis for this MD&A (other than that disclosure taken from the Livengood Report) and has approved the disclosure herein.  Mr. Pontius is not independent of ITH, as he is the CEO and holds common shares and incentive stock options.

Development work at the Livengood Project is directed by Carl E. Brechtel (Colorado PE 23212, Nevada PE 8744), who is a qualified person as defined by National Instrument 43-101.  He is a graduate geological engineer with an MS degree in mining engineering.  He is a member of the AusIMM (Australia) and the Southern African Institute of Mining and Metallurgy (South Africa).  Mr. Brechtel has supervised the preparation of some of the technical and economic information that forms the basis for this MD&A and has approved the disclosure herein.  Mr. Brechtel is not independent of ITH, as he is the President and COO, and holds incentive stock options.

The work program at Livengood was designed and is supervised by Chris Puchner, Chief Geologist (CPG 07048), of the Company, who is responsible for all aspects of the work, including the quality control/quality assurance program.  On-site personnel at the project photograph the core from each individual borehole prior to preparing the split core.  Duplicate reverse circulation drill samples are collected with one split sent for analysis.  Representative chips are retained for geological logging.  On-site personnel at the project log and track all samples prior to sealing and shipping.  All sample shipments are sealed and shipped to ALS Chemex in Fairbanks, Alaska for preparation and then on to ALS Chemex in Reno, Nevada or Vancouver, B.C. for assay.  ALS Chemex's quality system complies with the requirements for the International Standards ISO 9001:2000 and ISO 17025:1999. Analytical accuracy and precision are monitored by the analysis of reagent blanks, reference material and replicate samples.  Quality control is further assured by the use of international and in-house standards.  Finally, representative blind duplicate samples are forwarded to ALS Chemex and an ISO compliant third party laboratory for additional quality control.

Financing Activities

On November 10, 2010, the Company closed a bought deal short form prospectus financing announced September 28, 2010 (the "Offering").  The Company issued 10,400,000 common shares at a price of $6.25 per common share for gross proceeds of $65,000,000.  The syndicate of underwriters (the "Underwriters") also exercised their over-allotment option to acquire an additional 1,560,000 common shares for additional gross proceeds of $9,750,000.  Including the proceeds from the exercise of the over-allotment option, the total gross proceeds of the Offering were $74,750,000.

In connection with the Offering, the Underwriters received a cash commission of 5% of the gross proceeds raised through the Offering.

In addition, on November 10, 2010 the Company also closed a non-brokered private placement of 4,900,000 common shares at a price of $6.25 per common share, for gross proceeds of $30,625,000 (the "Private Placement").  No finder's fee was paid in connection with the Private Placement.  All common shares issued in the Private Placement are subject to resale restrictions in Canada and the United States.

The securities described above have not been and will not be registered under the U.S. Securities Act of 1933, as amended (the "1933 Act") or any applicable state securities laws and may not be offered or sold in the United States or to, or for the account or benefit of, U.S. persons (as defined in Regulation S under the 1933 Act) or persons in the United States absent registration or an applicable exemption from such registration requirements.

Risk Factors

Due to the nature of the Company's proposed business and the present stage of exploration of its Livengood property interests (which is an advanced stage exploration project, but with no known reserves), the following risk factors, among others, will apply:

Resource Exploration and Development is Generally a Speculative Business:  Resource exploration and development is a speculative business and involves a high degree of risk, including, among other things, unprofitable efforts resulting both from the failure to discover mineral deposits and from finding mineral deposits which, though present, are insufficient in size and grade at the then prevailing market conditions to return a profit from production.  The marketability of natural resources which may be acquired or discovered by the Company will be affected by numerous factors beyond the control of the Company.  These factors include market fluctuations, the proximity and capacity of natural resource markets, government regulations, including regulations relating to prices, taxes, royalties, land use, importing and exporting of minerals and environmental protection.  The exact effect of these factors cannot be accurately predicted, but the combination of these factors may result in the Company not receiving an adequate return on invested capital.

While the Livengood project has estimated inferred and indicated resources identified, there are no known reserves on any of the Company's properties.  The majority of exploration projects do not result in the discovery of commercially mineable deposits of ore.  Substantial expenditures are required to establish ore reserves through drilling and metallurgical and other testing techniques, determine metal content and metallurgical recovery processes to extract metal from the ore, and construct, renovate or expand mining and processing facilities.  No assurance can be given that any level of recovery of ore reserves will be realized or that any identified mineral deposit will ever qualify as a commercial mineable ore body which can be legally and economically exploited.

Fluctuation of Metal Prices:  Even if commercial quantities of mineral deposits are discovered by the Company, there is no guarantee that a profitable market will exist for the sale of the metals produced.  The Company's long-term viability and profitability depend, in large part, upon the market price of metals which have experienced significant movement over short periods of time, and are affected by numerous factors beyond the control of the Company, including international economic and political trends, expectations of inflation, currency exchange fluctuations, interest rates and global or regional consumption patterns, speculative activities and increased production due to improved mining and production methods.  The supply of and demand for metals are affected by various factors, including political events, economic conditions and production costs in major producing regions.  There can be no assurance that the price of any minerals produced from the Company's properties will be such that any such deposits can be mined at a profit.

Permits and Licenses:  The operations of the Company will require licenses and permits from various governmental authorities.  There can be no assurance that the Company will be able to obtain all necessary licenses and permits that may be required to carry out exploration, development and mining operations at its projects, on reasonable terms or at all.  Delays or a failure to obtain such licenses and permits or a failure to comply with the terms of any such licenses and permits that the Company does obtain, could have a material adverse effect on the Company.

Acquisition of Mineral Claims under Agreements:  The agreements pursuant to which the Company has the right to acquire interests in a number of its properties at Livengood provide that the Company must make a series of cash payments over certain time periods and/or expend certain minimum amounts on the exploration of the properties.  Failure by the Company to make such payments or make such expenditures in a timely fashion may result in the Company losing its interest in such properties.  There can be no assurance that the Company will have, or be able to obtain, the necessary financial resources to be able to maintain all of its property agreements in good standing, or to be able to comply with all of its obligations thereunder, with the result that the Company could forfeit its interest in one or more of its mineral properties.

Proposed Amendments to the United States General Mining Law of 1872:  In recent years, the United States Congress has considered a number of proposed amendments to the U.S. General Mining Law of 1872 ("Mining Law").  If adopted, such legislation, among other things, could impose royalties on mineral production from unpatented mining claims located on United States federal lands (which includes certain of the mining claims at Livengood), result in the denial of permits to mine after the expenditure of significant funds for exploration and development, reduce estimates of mineral reserves and reduce the amount of future exploration and development activity on United States federal lands, all of which could have a material and adverse affect on the Company's cash flow, results of operations and financial condition.

Uncertainties Relating to Unpatented Mining Claims:  Some of the mining claims at the Livengood property are federal or Alaska State unpatented mining claims.  There is a risk that a portion of such unpatented mining claims could be determined to be invalid, in which case the Company could lose the right to mine any minerals contained within those mining claims.  Unpatented mining claims are created and maintained in accordance with the applicable US federal and Alaska state mining laws.  Unpatented mining claims are unique to United States property interests, and are generally considered to be subject to greater title risk than other real property interests due to the validity of unpatented mining claims often being uncertain.  This uncertainty arises, in part, out of the complex federal and state laws and regulations under the Mining Law.  Unpatented mining claims are always subject to possible challenges of third parties or contests by the United States federal or Alaska State governments.  The validity of an unpatented mining claim, in terms of both its location and its maintenance, is dependent on strict compliance with a complex body of federal and state statutory and decisional law.  Title to the unpatented mining claims may also be affected by undetected defects such as unregistered agreements or transfers.  The Company has not obtained full title opinions for the majority of its mineral properties.  Not all the mineral properties in which the Company has an interest have been surveyed, and their actual extent and location may be in doubt.

Surface Rights and Access:  Although the Company acquires the rights to some or all of the minerals in the ground subject to the mineral tenures that it acquires, or has a right to acquire, in most cases it does not thereby acquire any rights to, or ownership of, the surface to the areas covered by its mineral tenures.  In such cases, applicable mining laws usually provide for rights of access to the surface for the purpose of carrying on mining activities, however, the enforcement of such rights through the courts can be costly and time consuming.  It is necessary to negotiate surface access or to purchase the surface rights if long-term access is required.  There can be no guarantee that, despite having the right at law to access the surface and carry on mining activities, the Company will be able to negotiate satisfactory agreements with any such existing landowners/occupiers for such access or purchase of such surface rights, and therefore it may be unable to carry out planned mining activities.  In addition, in circumstances where such access is denied, or no agreement can be reached, the Company may need to rely on the assistance of local officials or the courts in such jurisdiction the outcomes of which cannot be predicted with any certainty.  The inability of the Company to secure surface access or purchase required surface rights could materially and adversely affect the timing, cost or overall ability of the Company to develop any mineral deposits it may locate.

No Assurance of Profitability:  The Company has no history of production or earnings and due to the nature of its business there can be no assurance that the Company will be profitable.  The Company has not paid dividends on its shares since incorporation and does not anticipate doing so in the foreseeable future.  All of the Company's properties are in the exploration stage and the Company has not defined or delineated any proven or probable reserves on any of its properties.  None of the Company's properties are currently under development.  Continued exploration of its existing properties and the future development of any properties found to be economically feasible, will require significant funds.  The only present source of funds available to the Company is through the sale of its equity shares, short-term, high-cost borrowing or the sale or optioning of a portion of its interest in its mineral properties.  Even if the results of exploration are encouraging, the Company may not have sufficient funds to conduct the further exploration that may be necessary to determine whether or not a commercially mineable deposit exists.  While the Company may generate additional working capital through further equity offerings, short-term borrowing or through the sale or possible syndication of its properties, there is no assurance that any such funds will be available on favourable terms, or at all.  At present, it is impossible to determine what amounts of additional funds, if any, may be required.  Failure to raise such additional capital could put the continued viability of the Company at risk.

Uninsured or Uninsurable Risks:  Exploration, development and mining operations involve various hazards, including environmental hazards, industrial accidents, metallurgical and other processing problems, unusual or unexpected rock formations, structural cave-ins or slides, flooding, fires, metal losses and periodic interruptions due to inclement or hazardous weather conditions.  These risks could result in damage to or destruction of mineral properties, facilities or other property, personal injury, environmental damage, delays in operations, increased cost of operations, monetary losses and possible legal liability.  The Company may not be able to obtain insurance to cover these risks at economically feasible premiums or at all.  The Company may elect not to insure where premium costs are disproportionate to the Company's perception of the relevant risks.  The payment of such insurance premiums and of such liabilities would reduce the funds available for exploration and production activities.

Government Regulation:  Any exploration, development or mining operations carried on by the Company will be subject to government legislation, policies and controls relating to prospecting, development, production, environmental protection, mining taxes and labour standards.  The Company cannot predict whether or not such legislation, policies or controls, as presently in effect, will remain so, and any changes therein (for example, significant new royalties or taxes), which are completely outside the control of the Company, may materially adversely affect to ability of the Company to continue its planned business within any such jurisdictions.

Recent market events and conditions: From 2007 into 2010, the U.S. credit markets have experienced serious disruption due to a deterioration in residential property values, defaults and delinquencies in the residential mortgage market (particularly, sub-prime and non-prime mortgages) and a decline in the credit quality of mortgage backed securities.  These problems have led to a slow-down in residential housing market transactions, declining housing prices, delinquencies in non-mortgage consumer credit and a general decline in consumer confidence.  These conditions caused a loss of confidence in the broader U.S. and global credit and financial markets and resulting in the collapse of, and government intervention in, major banks, financial institutions and insurers and creating a climate of greater volatility, less liquidity, widening of credit spreads, a lack of price transparency, increased credit losses and tighter credit conditions.  Notwithstanding various actions by the U.S. and foreign governments, concerns about the general condition of the capital markets, financial instruments, banks, investment banks, insurers and other financial institutions caused the broader credit markets to further deteriorate and stock markets to decline substantially.  In addition, general economic indicators have deteriorated, including declining consumer sentiment, increased unemployment and declining economic growth and uncertainty about corporate earnings.

While these conditions appear to have improved slightly in 2010, unprecedented disruptions in the credit and financial markets have had a significant material adverse impact on a number of financial institutions and have limited access to capital and credit for many companies.  These disruptions could, among other things, make it more difficult for the Company to obtain, or increase its cost of obtaining, capital and financing for its operations.  The Company's access to additional capital may not be available on terms acceptable to it or at all.

General economic conditions:  The recent unprecedented events in global financial markets have had a profound impact on the global economy.  Many industries, including the gold and base metal mining industry, are impacted by these market conditions.  Some of the key impacts of the current financial market turmoil include contraction in credit markets resulting in a widening of credit risk, devaluations and high volatility in global equity, commodity, foreign exchange and precious metal markets, and a lack of market liquidity.  A continued or worsened slowdown in the financial markets or other economic conditions, including but not limited to, consumer spending, employment rates, business conditions, inflation, fuel and energy costs, consumer debt levels, lack of available credit, the state of the financial markets, interest rates, and tax rates may adversely affect our growth and profitability.  Specifically:

  The global credit/liquidity crisis could impact the cost and availability of financing and the Company's overall liquidity the volatility of gold and other base metal prices may impact the Company's future revenues, profits and cash flow volatile energy prices, commodity and consumables prices and currency exchange rates impact potential production costs the devaluation and volatility of global stock markets impacts the valuation of the Common Shares, which may impact the Company's ability to raise funds through the issuance of Common Shares

These factors could have a material adverse effect on the Company's financial condition and results of operations.

Insufficient Financial Resources:  The Company does not presently have sufficient financial resources to undertake by itself the preparation of a feasibility study and, if a production decision is made, the construction of a mine at Livengood.  The completion of a feasibility study, and any construction of a mine at Livengood following the making of a production decision will therefore depend upon the Company's ability to obtain financing through the sale of its equity securities, a possible joint venturing of the project or the securing of significant debt financing.  There is no assurance that the Company will be successful in obtaining the required financing to complete a feasibility study or construct and operate a mine at Livengood (should a production decision be made).  Failure to raise the required funds could result in the interest of the Company in the Livengood project being significantly diluted, or lost altogether or the Company being unable to complete a feasibility study or construct a mine at Livengood (following any production decision that may be made).

Financing Risks:  The Company has limited financial resources, has no source of operating cash flow and has no assurance that additional funding will be available to it for further exploration and development of the Livengood project or to fulfil its obligations under any applicable agreements.  Although the Company has been successful in the past in obtaining financing through the sale of equity securities, there can be no assurance that it will be able to obtain adequate financing in the future or that the terms of such financing will be favourable.  Failure to obtain such additional financing could result in delay or indefinite postponement of further exploration and development of Livengood with the possible loss of its interest in such property.

Dilution to the Company's existing shareholders:  The Company may require additional equity financing be raised in the future.  The Company may issue securities on less than favourable terms to raise sufficient capital to fund its business plan.  Any transaction involving the issuance of equity securities or securities convertible into Common Shares would result in dilution, possibly substantial, to present and prospective holders of Common Shares.

Increased costs:  Management anticipates that costs at the Company's projects will frequently be subject to variation from one year to the next due to a number of factors, such as changing ore grade, metallurgy and revisions to mine plans, if any, in response to the physical shape and location of the ore body.  In addition, costs are affected by the price of commodities such as fuel, rubber and electricity.  Such commodities are at times subject to volatile price movements, including increases that could make production at certain operations less profitable.  A material increase in costs at any significant location could have a significant effect on the Company's profitability.

Dependence Upon Others and Key Personnel:  The success of the Company's operations will depend upon numerous factors, many of which are beyond the Company's control, including (i) the ability of the Company to enter into strategic alliances through a combination of one or more joint ventures, mergers or acquisition transactions; and (ii) the ability to attract and retain additional key personnel in exploration, mine development, sales, marketing, technical support and finance.  These and other factors will require the use of outside suppliers as well as the talents and efforts of the Company.  There can be no assurance of success with any or all of these factors on which the Company's operations will depend.  The Company has relied and may continue to rely, upon consultants and others for operating expertise.

Currency Fluctuations:  The Company maintains its accounts in Canadian and U.S. dollars, making it subject to foreign currency fluctuations.  Such fluctuations may materially affect the Company's financial position and results.

Share Price Volatility:  In recent years, the securities markets in the United States and Canada have experienced a high level of price and volume volatility, and the market price of securities of many companies, particularly those considered exploration or development stage companies, have experienced wide fluctuations in price which have not necessarily been related to the operating performance, underlying asset values or prospects of such companies.  There can be no assurance that significant fluctuations in the trading price of the Company's common shares will not occur, or that such fluctuations will not materially adversely impact on the Company's ability to raise equity funding without significant dilution to its existing shareholders, or at all.

Exploration and Mining Risks:  Fires, power outages, labour disruptions, flooding, explosions, cave-ins, landslides and the inability to obtain suitable or adequate machinery, equipment or labour are other risks involved in the operation of mines and the conduct of exploration programs.  Substantial expenditures are required to establish reserves through drilling, to develop metallurgical processes, to develop the mining and processing facilities and infrastructure at any site chosen for mining.  Although substantial benefits may be derived from the discovery of a major mineralized deposit, no assurance can be given that minerals will be discovered in sufficient quantities to justify commercial operations or that funds required for development can be obtained on a timely basis.  The economics of developing mineral properties is affected by many factors including the cost of operations, variations of the grade of ore mined, fluctuations in the price of gold or other minerals produced, costs of processing equipment and such other factors as government regulations, including regulations relating to royalties, allowable production, importing and exporting of minerals and environmental protection.  In addition, the grade of mineralization ultimately mined may differ from that indicated by drilling results and such differences could be material.  Short term factors, such as the need for orderly development of ore bodies or the processing of new or different grades, may have an adverse effect on mining operations and on the results of operations.  There can be no assurance that minerals recovered in small scale laboratory tests will be duplicated in large scale tests under on-site conditions or in production scale operations.  Material changes in geological resources, grades, stripping ratios or recovery rates may affect the economic viability of projects.

Environmental Restrictions:  The activities of the Company are subject to environmental regulations promulgated by government agencies in different countries from time to time.  Environmental legislation generally provides for restrictions and prohibitions on spills, releases or emissions into the air, discharges into water, management of waste, management of hazardous substances, protection of natural resources, antiquities and endangered species and reclamation of lands disturbed by mining operations.  Certain types of operations require the submission and approval of environmental impact assessments.  Environmental legislation is evolving in a manner which means stricter standards, and enforcement, fines and penalties for non-compliance are more stringent.  Environmental assessments of proposed projects carry a heightened degree of responsibility for companies and directors, officers and employees.  The cost of compliance with changes in governmental regulations has a potential to reduce the profitability of operations.

Regulatory Requirements:  The activities of the Company are subject to extensive regulations governing various matters, including environmental protection, management and use of toxic substances and explosives, management of natural resources, exploration, development of mines, production and post-closure reclamation, exports, price controls, taxation, regulations concerning business dealings with indigenous peoples, labour standards on occupational health and safety, including mine safety, and historic and cultural preservation.  Failure to comply with applicable laws and regulations may result in civil or criminal fines or penalties, enforcement actions thereunder, including orders issued by regulatory or judicial authorities causing operations to cease or be curtailed, and may include corrective measures requiring capital expenditures, installation of additional equipment, or remedial actions, any of which could result in the Company incurring significant expenditures.  The Company may also be required to compensate those suffering loss or damage by reason of a breach of such laws, regulations or permitting requirements.  It is also possible that future laws and regulations, or more stringent enforcement of current laws and regulations by governmental authorities, could cause additional expense, capital expenditures, restrictions on or suspension of the Company's operations and delays in the exploration and development of the Company's properties.

Limited Experience with Development-Stage Mining Operations:  The Company has limited experience in placing resource properties into production, and its ability to do so will be dependent upon using the services of appropriately experienced personnel or entering into agreements with other major resource companies that can provide such expertise.  There can be no assurance that the Company will have available to it the necessary expertise when and if it places the Livengood project into production.

Estimates of Mineral Reserves and Resources and Production Risks:  The mineral resource estimates included in this MD&A are estimates only and no assurance can be given that any particular level of recovery of minerals will in fact be realized or that an identified reserve or resource will ever qualify as a commercially mineable (or viable) deposit which can be legally and economically exploited.  The estimating of mineral resources and mineral reserves is a subjective process and the accuracy of mineral resource and mineral reserve estimates is a function of the quantity and quality of available data, the accuracy of statistical computations, and the assumptions used and judgments made in interpreting available engineering and geological information.  There is significant uncertainty in any mineral resource or mineral reserve estimate and the actual deposits encountered and the economic viability of a deposit may differ materially from the Company's estimates.  In addition, the grade of mineralization ultimately mined may differ from that indicated by drilling results and such differences could be material.  Production can be affected by such factors as permitting regulations and requirements, weather, environmental factors, unforeseen technical difficulties, unusual or unexpected geological formations and work interruptions.  Short term factors, such as the need for orderly development of deposits or the processing of new or different grades, may have a material adverse effect on mining operations and on the results of operations.  There can be no assurance that minerals recovered in small scale laboratory tests will be duplicated in large scale tests under on-site conditions or in production scale operations.  Material changes in reserves or resources, grades, stripping ratios or recovery rates may affect the economic viability of projects.  The estimated resources described in this MD&A should not be interpreted as assurances of mine life or of the profitability of future operations.  Estimated mineral resources and mineral reserves may have to be re-estimated based on changes in applicable commodity prices, further exploration or development activity or actual production experience.  This could materially and adversely affect estimates of the volume or grade of mineralization, estimated recovery rates or other important factors that influence mineral resource or mineral reserve estimates.  Market price fluctuations for gold, silver or base metals, increased production costs or reduced recovery rates or other factors may render any particular reserves uneconomical or unprofitable to develop at a particular site or sites.  A reduction in estimated reserves could require material write downs in investment in the affected mining property and increased amortization, reclamation and closure charges.

Mineral resources are not mineral reserves and there is no assurance that any mineral resources will ultimately be reclassified as proven or probable reserves.  Mineral resources which are not mineral reserves do not have demonstrated economic viability.

Enforcement of Civil Liabilities:  As substantially all of the assets of the Company and its subsidiaries are located outside of Canada, and certain of the directors and officers of the Company are resident outside of Canada, it may be difficult or impossible to enforce judgements granted by a court in Canada against the assets of the Company or the directors and officers of the Company residing outside of Canada.

Mining Industry is Intensely Competitive:  The Company's business of the acquisition, exploration and development of mineral properties is intensely competitive.  The Company may be at a competitive disadvantage in acquiring additional mining properties because it must compete with other individuals and companies, many of which have greater financial resources, operational experience and technical capabilities than the Company.  The Company may also encounter increasing competition from other mining companies in efforts to hire experienced mining professionals.  Competition for exploration resources at all levels is currently very intense, particularly affecting the availability of manpower, drill rigs and helicopters.  Increased competition could adversely affect the Company's ability to attract necessary capital funding or acquire suitable producing properties or prospects for mineral exploration in the future.

ITH may be a "passive foreign investment company" under the U.S. Internal Revenue Code, which may result in material adverse U.S. federal income tax consequences to investors in Common Shares that are U.S. taxpayers:  Investors in Common Shares that are U.S. taxpayers should be aware that ITH believes that it has been in prior years, and expects it will be in the current year, a "passive foreign investment company" under Section 1297(a) of the U.S. Internal Revenue Code (a "PFIC").  If ITH is or becomes a PFIC, generally any gain recognized on the sale of the Common Shares and any "excess distributions" (as specifically defined) paid on the Common Shares must be rateably allocated to each day in a U.S. taxpayer's holding period for the Common Shares.  The amount of any such gain or excess distribution allocated to prior years of such U.S. taxpayer's holding period for the Common Shares generally will be subject to U.S. federal income tax at the highest tax applicable to ordinary income in each such prior year, and the U.S. taxpayer will be required to pay interest on the resulting tax liability for each such prior year, calculated as if such tax liability had been due in each such prior year.

Alternatively, a U.S. taxpayer that makes a "qualified electing fund" (a "QEF") election with respect to ITH generally will be subject to U.S. federal income tax on such U.S. taxpayer's pro rata share of ITH's "net capital gain" and "ordinary earnings" (as specifically defined and calculated under U.S. federal income tax rules), regardless of whether such amounts are actually distributed by ITH.  U.S. taxpayers should be aware, however, that there can be no assurance that ITH will satisfy record keeping requirements under the QEF rules or that ITH will supply U.S. taxpayers with required information under the QEF rules, in event that ITH is a PFIC and a U.S. taxpayer wishes to make a QEF election.  As a second alternative, a U.S. taxpayer may make a "mark-to-market election" if ITH is a PFIC and the Common Shares are "marketable stock" (as specifically defined).  A U.S. taxpayer that makes a mark-to-market election generally will include in gross income, for each taxable year in which ITH is a PFIC, an amount equal to the excess, if any, of (a) the fair market value of the Common Shares as of the close of such taxable year over (b) such U.S. taxpayer's adjusted tax basis in the Common Shares.

Selected Financial Information

Selected Annual Information

The Company's interim consolidated financial statements for the six months ended November 30, 2010 (the "Interim Financial Statements") have been prepared in accordance with Canadian generally accepted accounting principles and practices.  The following selected financial information is taken from the Company's audited consolidated financial statements for the year ended May 31, 2010 and should be read in conjunction with those statements. Selected annual financial information appears below.

Description	May 31, 2010 $	May 31, 2009 $	May 31, 2008 $
Operations:	(annual)	(annual)	(annual)
Interest Income	116,936	126,402	603,094

Consulting (including stock-based compensation)	4,811,853	1,847,672	293,270
Property investigation	478	120,194	110,809
Wages and benefits (including stock-based compensation)	7,647,869	3,239,448	1,087,172
Investor relations (including stock-based compensation)	1,444,927	774,680	782,650
Foreign exchange gain (loss)	(7,257)	181,558	116,912

Loss for the year	(17,868,326)	(9,773,923)	(2,420,090)
Per share	(0.30)	(0.22)	(0.06)
Balance sheet:
Cash	43,460,324	32,489,341	10,859,942
Total Current Assets	44,218,447	32,845,989	11,325,201
Mineral Properties – continuing operations	41,849,485	22,363,153	13,970,149
Mineral Properties – discontinued operations	12,245,690	11,054,413	9,181,079
Long term financial liabilities	0	0	0
Cash dividends	N/A	N/A	N/A

Six months Ended November 30, 2010 and Transfer of Net Assets

The Company ended the second quarter with $123,732,627 of cash and cash equivalents.  The Company spent $19,304,556 (2009 - $12,681,570) in exploration costs, used $3,575,311 in operating activities, and raised $110,885,358 through the issuance of common shares.  Stock-based compensation expense of $3,063,947 in the period ended November 30, 2010 was due to the granting of options and recognizing the expense associated with the vesting of certain stock options granted in the first quarter to employees and consultants.

Discontinued Operations and Transfer of the Nevada and Other Alaska Business under the Arrangement

On August 26, 2010, the Company completed the arrangement under the Plan of Arrangement ("Arrangement") pursuant to which it transferred its other existing Alaska (other than the Livengood project) and Nevada assets to a new public company, Corvus Gold Inc. ("Corvus").

Under the Arrangement, each shareholder of the Company received one Corvus common share for every two ITH common shares held as at the effective date of the Arrangement as a return of capital and exchanged each existing common share of ITH for a new common share of ITH.  The "new" ITH common shares are identical in every respect (other than CUSIP number) to the "old" ITH common shares.  ITH has transferred its wholly-owned subsidiaries, Raven Gold Alaska Inc. ("Raven Gold"), incorporated in Alaska, and Talon Gold Nevada Inc. ("Talon Nevada"), incorporated in Nevada to Corvus.  As a result of the Arrangement, there was an effective spin-out by ITH of certain of its mineral properties, being Chisna, West Pogo, Terra and LMS in Alaska, and North Bullfrog in Nevada (the "Spin-out Properties"), (together the "Nevada and Other Alaska Business") to Corvus.

The Company did not realize any gain or loss on the transfer of the Nevada and Other Alaska Business, which was comprised of a working capital contribution of $3,300,000 in cash and the other Nevada and Other Alaska Business assets and liabilities as at the effective date of the Arrangement.  Costs of the Arrangement, comprised principally of legal and regulatory expense, amounted to $445,447 during the six month period.

As a result of the Arrangement being completed, the Company has accounted for results related to the Nevada and Other Alaska Business up to the effective date of the Arrangement as discontinued operations (see below) and as a result the balance sheet of the Company at November 30, 2010 excludes the assets and liabilities related to the discontinued operations and reflects the decreased deficit which arises on the transfer of the Nevada and Other Alaska Business assets to Corvus, consequently, there are significant differences when compared to the quarter ended May 31, 2010.  Due to the ongoing exploration at Livengood and the transfer of $3.3 million in cash and the Nevada and Other Alaska Business to Corvus, the net assets of the Company have decreased by approximately $10 million.

The amount recognized as loss from discontinued operations includes the direct operating results of the Nevada and Other Alaska Business and an allocation of head office general and administrative expense.  The allocation of head office general and administrative expense was calculated on the basis of the ratio of costs incurred on the Spin-out Properties in each period presented as compared to the costs incurred on all mineral properties of the Company in each of the periods.  Management cautions readers of these financial statements, that the allocation of expenses does not necessarily reflect future general and administrative expenses.

The Company has, in accordance with CICA 3475, "Disposal of Long-lived Assets and Discontinued Operations", accounted for the financial results associated with the Nevada and Other Alaska Business up to the date of the Arrangement as discontinued operations in its financial statements and has reclassified the related amounts for the current and prior period.

The following table shows the results related to discontinued operations for the six month periods ended November 30, 2010 and 2009.  Included therein is $756,202 (2009 - $10,579) of stock-based compensation charges:

	Six Months ended November 30,
	2010	2009

Administration	$ 1,780	$ 5,040
Charitable donations	5,413	3,341
Consulting fees	265,721	110,832
Foreign exchange gain	(20,318)	(10,839)
Insurance	10,099	19,658
Investor relations	130,737	85,925
Office and miscellaneous	7,214	17,330
Professional fees	40,741	71,361
Property investigations	291	249
Regulatory	3,816	7,755
Rent	5,302	14,668
Telephone	2,418	3,017
Travel	5,625	20,538
Wages and benefits	475,318	569,777
Loss from discontinued operations	$ 934,157	$ 918,652

The transfer of the assets is summarized in the table below:

	August 25, 2010	May 31, 2010
Cash and cash equivalents	$ 1,203,240	$ -
Accounts receivable	199	97
Prepaid expenses	3,200	13,566
Mineral Properties	12,392,408	12,245,690
Accounts payable	(773,264)	(46,959)
Net assets transferred to Corvus	$ 12,825,783

The following is a summary of quarterly results from the Company's unaudited quarterly consolidated financial statements reflects information relating to continuing operations:

Three months ended November 30	2010	2009

Interest income	$ 27,142	$ 32,077
Stock-based compensation	$ -	$ 19,988
Net loss from continuing operations	$ (2,152,454)	$ (2,507,666)
Basic and diluted loss per common share from continuing operations	$ (0.03)	$ (0.04)

As at	November 30, 2010	May 31, 2010

Working capital from continuing operations	$ 121,936,250	$ 42,978,784
Total assets from continuing operations	$ 187,072,552	$ 86,134,309
Total liabilities from continuing operations	$ 2,774,814	$ 1,226,000
Share capital	$ 205,891,349	$ 124,277,370

Six Months ended November 30, 2010 Compared to Six Months ended November 30, 2009

For six months ended November 30, 2010, the Company had a net loss of $7,254,786, as compared to a net loss of $4,047,975 in the comparative period of the prior year.  The increased loss of $3,206,811 in the current period was due to a combination of factors discussed below.

General and administrative (operating) expenses for the period totalled $6,405,598 compared to $2,633,238 in 2009.  These figures combine the Company's continued and discontinued operations as overall expense categories and are best understood on a combined basis for this quarter due to the timing of the Arrangement transaction late in the first quarter on August 25, 2010.  As discussed above, operating costs were allocated to Corvus on the basis of the ratio of Spin-out Properties book values to the book values of all properties during the quarter and up to the date of the Arrangement transaction.  For the period ended November 30, 2010, 19.8% of eligible costs from June 1 to the date of the Arrangement were allocated to Corvus.

Six months ended November 30, 2010	Combined	Allocated to Corvus	Net to ITH
Consulting fees	$ 1,439,372	$ (265,721)	$ 1,173,651
Administration	19,242	(1,780)	17,462
Property investigation	2,734	(291)	2,443
Charitable donations	46,912	(5,413)	41,499
Amortization	13,385	-	13,385
Insurance	109,669	(10,099)	99,570
Office and miscellaneous	141,607	(7,214)	134,393
Professional fees	344,635	(40,741)	303,894
Regulatory	93,689	(3,816)	89,873
Rent	76,816	(5,302)	71,514
Investor relations	899,666	(130,737)	768,929
Telephone	24,633	(2,418)	22,215
Wages / benefits	4,084,600	(475,318)	3,609,282
Travel	63,113	(5,625)	57,488
Subtotal	7,360,073	(954,475)	6,405,598
Interest income	(87,679)	-	(87,679)
Unrealized gain on held for trading investment	(338,500)	-	(338,500)
Spin-out (cost) recovery	445,447	-	445,447
Foreign exchange loss (gain)	(124,555)	20,318	(104,237)
	$ 7,254,786	$ (934,157)	$ 6,320,629

Six months ended November 30, 2009	Combined	Allocated to Corvus	Net to ITH
Consulting fees	$ 423,129	$ (110,832)	$ 312,297
Administration	19,242	(5,040)	14,202
Property investigation	1,249	(249)	1,000
Charitable donations	12,753	(3,341)	9,412
Amortization	15,585	-	15,585
Insurance	75,047	(19,658)	55,389
Office and miscellaneous	65,652	(17,330)	48,322
Professional fees	271,222	(71,361)	199,861
Regulatory	29,608	(7,755)	21,853
Rent	56,002	(14,668)	41,334
Investor relations	328,040	(85,925)	242,115
Telephone	11,515	(3,017)	8,498
Wages / benefits	2,175,275	(569,777)	1,605,498
Travel	78,410	(20,538)	57,872
Subtotal	3,562,729	(929,491)	2,633,238
Foreign exchange loss (gain)	(9,421)	10,839	1,418
Interest income	(58,805)	-	(58,805)
Write-off mineral properties	576,222	-	576,222
Unrealized gain on held for trading investment	(22,750)	-	(22,750)
	$ 4,047,975	$ (918,652)	$ 3,129,323

During the six months ended November 30, 2010, some expense categories increased significantly when compared with the comparative period of the prior year.

Consulting fees increased to $1,173,651 (2009 - $312,297) mainly due to SBC expense of $1,010,894 during the current period compared to $nil in the comparative of the prior year.  This is offset by a decrease in consulting personnel costs which in the comparative period directly related to corporate and exploration activities in 2009.

Professional fees increased to $303,894 (2009 - $199,861) mainly due to SBC expenses of $72,951 during the current period compared to $nil in the comparative of the prior year.  As well, the Company increased its audit accrual in the current period by approximately $10,000 in anticipation of the increased disclosure requirement due to the Arrangement.  There was also an increase in accounting personnel which increased the professional fees in the current period by approximately $16,000.  These are all offset by a decrease in legal fees in the current period of approximately $70,000.  The decrease in legal fees was mainly due to the Company's focus on the Arrangement which resulted in those fees being included under Spin-out (cost) recovery.

Wages increased to $3,609,282 (2009 – $1,605,498) as a result of SBC expense of $1,667,455 during the current period compared to $nil in the comparative period of the prior year.  The additional increase was due to higher labour costs per person combined with additional personnel and officers being hired in the current period.  Insurance costs increased to $99,570 (2009 – $55,389) due to increased coverage for general liability and contractor equipment now required for the level of exploration activity currently underway at Livengood.

Investor relations expenses increased to $768,929 (2009 - $242,115) due to SBC expense of $312,647 during the current quarter compared to $29,809 in the comparative quarter of the prior year.  The additional increase of $243,976 was due to a combination of an increase in the number of personnel, an increase in investor relations-related travelling, an increase in the number and amount of mail-outs, printing and reproduction due to the Company's increased effort in fully informing the investment community during the Arrangement process.

Regulatory expenses increased to $89,873 (2009 - $21,853) mainly due to an additional listing fee for stock option plan top up.  Office expenses increased to $134,393 (2009 - $48,322) for additional expenses on Alaska's office and software purchased.  Rent increased to $71,514 (2009 - $41,334) and telephone expenses increased to $22,215 (2009 - $8,498) due to additional expenses incurred in the Alaska office.

Other expenses categories which reflected only moderate change period over period were charitable donations of $41,499 (2009 - $9,412), property investigation expenses of $2,443 (2009 - $1,000) and travel expenses of $57,488 (2008 - $57,872).

Other items amounted to a gain of $84,969 compared to a loss of $496,085 in the same period of the prior year.  The decreased loss in the current period resulted from an increase in interest income of $87,679 (2009 – $58,805) due to the Company having a stronger cash position.  There was an additional expense of $445,447 related to legal and regulatory costs of the Arrangement in the current period compared to $nil in the comparative period of the prior year.  The additional expense was offset by the write-off mineral property expenses of $576,222 in the comparative period of prior year.  The changes in foreign exchange gain (loss) of $104,237 (2009 – ($1,418)) and the unrealized gain on held for trading investments of $338,500 (2009 - $22,750) are both the result of factors outside of the Company's control.

Three Months ended November 30, 2010 compared to Three Months ended November 30, 2009

The Company incurred a net loss of $2,152,454 for the quarter ended November 30, 2010, compared to a net loss of $2,507,666 in the same period of the prior year.  Besides stock-based compensation of $nil (2009 - $19,988), the increase in the net loss was due mainly to a foreign exchange gain of $88,762 (2009 - $14,949) resulting from changes in the value of United States currency in relation to the Canadian dollar and interest income of $27,142 (2009 - $32,077).  This was offset by a property write- off of $576,222 in the prior year period and $nil in the current quarter.  As well, there was an additional expense of $44,853 related to legal and regulatory costs of the Arrangement in the current quarter compared to $nil in the comparative period of the prior year.  The explanations above relating to the six months period to November 30, 2010 also apply to the comparative analysis relating to the three months ended November 30, 2010.

Stock-based compensation ("SBC")

SBC charges for the period ended November 30, 2010 of $3,063,947 (2009 - $29,809) were allocated as follows:

Six months ended November 30, 2010	Before allocation of SBC	SBC	After Allocation of SBC

Investor relations	$ 456,282	$ 312,647	$ 768,929
Consulting	162,757	1,010,894	1,173,651
Wages and benefits	1,941,827	1,667,455	3,609,282
Professional fees	230,943	72,951	303,894
		$ 3,063,947

Six months ended November 30, 2009	Before allocation of SBC	SBC	After Allocation of SBC

Investor relations	$ 212,306	$ 29,809	$ 242,115

Supplemental Information:

Comparison to Prior Quarterly Periods

The following selected financial information is a summary of quarterly results taken from the Company's unaudited quarterly consolidated financial statements:

Description	November 30, 2010	August 31, 2010	May 31, 2010	February 28, 2010	November 30, 2009	August 31, 2009	May 31, 2009	February 28, 2009
Interest Income	$ 27,142	$ 60,537	$ 29,643	$ 28,488	$ 32,077	$ 26,728	$ 13,697	$ 10,040
Net loss for the period – continuing operations	(2,152,454)	(4,168,175)	(7,800,669)	(3,373,101)	(2,507,666)	(621,657)	(1,233,665)	(1,538,930)
Net loss for the period – discontinued operations	-	(934,157)	(2,114,927)	(531,654)	(679,950)	(238,702)	(1,934,865)	(311,250)
Net loss for the period	(2,152,454)	(5,102,332)	(9,915,596)	(3,904,755)	(3,187,616)	(860,359)	(3,168,530)	(1,850,180)
Basic and diluted loss per common share	(0.03)	(0.07)	(0.16)	(0.07)	(0.05)	(0.02)	(0.07)	(0.04)

Liquidity and Capital Resources

The Company has no revenue generating operations from which it can internally generate funds.  To date, the Company's ongoing operations have been predominantly financed by the sale of its equity securities by way of private placements and the subsequent exercise of share purchase warrants and broker warrants and options issued in connection with such private placements.  However, the exercise of warrants/options is dependent primarily on the market price and overall market liquidity of the Company's securities at or near the expiry date of such warrants/options (over which the Company has no control) and therefore there can be no guarantee that any existing warrants/options will be exercised.  In addition, the Company can raise funds through the sale of interests in its mineral properties, although current market conditions have substantially reduced the number of potential buyers/acquirors of any such interest(s).  This situation is unlikely to change until such time as the Company can develop a bankable feasibility study for the Livengood projects.

As at November 30, 2010, the Company reported cash and cash equivalents of $123,732,627 compared to $43,460,324 at May 31, 2010.  The increase of approximately $80 million resulted both from the completion of the Arrangement, pursuant to which $3.3 million in cash and the Spin-out Properties and associated expenses plus an allocation of administrative expenses, were transferred to Corvus, and from the expenditures on its Livengood project through the 2010-2011 exploration season.  The Company continues to utilize its cash resources to fund the Livengood project exploration and administrative requirements.  During the six months ended November 30, 2010, the Company had changes in its cash position as the net result of share issuanced in financing activities totalling $106,672,486 (2009 - $4,017,029) for the period, being issuances to AngloGold on a private placement basis for net proceeds of $6,900,397 (2009 - $3,264,998), a bought deal and non-brokered financings at $6.25 per share for net proceeds of $100,657,717 plus the issuance of shares upon the exercise of incentive stock options and warrants for proceeds of $3,327,242 (2009 - $787,139).  Share issuance for the foregoing totalled $4,212,872 (2009 - $35,109).  Offsetting this were investing activities comprised primarily of mineral property expenditures of $19,340,134 (2009 - $12,714,665) and general operating costs of $3,575,311 (2009 - $2,426,786) during the period.

As at November 30, 2010, the Company had working capital of $121,936,250 compared to working capital of $42,945,488 at May 31, 2010.  The Company expects that it will operate at a loss for the foreseeable future, but believes the current cash and cash equivalents will be sufficient for it to complete the planned exploration programs and pre-feasibility/feasibility study activities at Livengood, and its currently anticipated general and administrative costs, for the next 43 months to April 2014.  However, the Company will require significant additional financing to continue its operations (including general and administrative expenses) beyond that date, particularly in connection with any post feasibility study activities at Livengood and the development of any mine that may be determined to be built at Livengood, and there is no assurance that the Company will be able to obtain the additional financing required on acceptable terms, if at all.  In addition, any significant delays in the issuance of required permits for the ongoing work at Livengood, or unexpected results in connection with the ongoing work, could result in the Company being required to raise additional funds in order to complete the feasibility study.

From the closing of the financings on November 10, 2010 to the date of this MD&A, the Company has used its funds on hand and the proceeds of the financings as contemplated in the "Use of Proceeds" contained in its final short-form prospectus dated November 5, 2010, and there have no material changes in the use of such proceeds from that contemplated.

Despite the Company's success to date in raising significant equity financing to fund its operations, there is significant uncertainty that the Company will be able to secure any additional financing in the current or future equity markets – see "Risk Factors – Insufficient Financial Resources/Share Price Volatility".  The quantity of funds to be raised and the terms of any proposed equity financing that may be undertaken will be negotiated by management as opportunities to raise funds arise.  Specific plans related to the use of proceeds will be devised once financing has been completed and management knows what funds will be available for these purposes.

The Company has no exposure to any asset-backed commercial paper.  Other than cash held by its subsidiaries for their immediate operating needs in Alaska and Colorado, all of the Company's cash reserves are on deposit with a major Canadian chartered bank or invested in Government of Canada Treasury Bills or Banker's Acceptances issued by major Canadian chartered banks.  The Company does not believe that the credit, liquidity or market risks with respect thereto have increased as a result of the current market conditions.  However, in order to achieve greater security for the preservation of its capital, the Company has, of necessity, been required to accept lower rates of interest which has also lowered its potential interest income.

There were no material changes in the Company's specified contractual obligations (as disclosed in its annual MD&A dated August 23, 2010) during the six months ended November 30, 2010 or up to the date of this MD&A other than in the normal course of business.

Transactions with Related Parties

During the six months ended November 30, 2010, the Company incurred the following related party expenditures.  These figures do not include stock-based compensation.

Name	Relationship	Purpose of transaction	Amount
Steve Aaker	Director of the Company	Director's fees	$ 15,890
Ronald Sheardown	Director of the Company	Director's fees	$ 13,890
Michael Bartlett	Director of the Company	Director's fees	$ 16,890
Anton Drescher	Director of the Company	Director's fees	$ 13,390
Rowland Perkins	Director of the Company	Director's fees	$ 15,390
Timothy Haddon	Director of the Company	Director's fees	$ 8,890
Daniel Carriere	Director of the Company	Director's fees	$ 12,890
Jeff Pontius	CEO of the Company	Wages & Benefits	$ 444,247
Carl Brechtel	President & COO of the Company	Wages & Benefits	$ 335,085
Lawrence Talbot	VP & General Counsel of the Company	Wages & Benefits	$ 22,687

Name	Relationship	Purpose of transaction	Amount
Russell E. Myers	VP, Exploration of the Company	Wages & Benefits	$ 288,761
Winslow Associates Management and Communications Inc.	Company controlled by the CFO of the Company	Consulting	$ 40,837
Quatloo Investment Management Inc.	Company controlled by the VP, Corporate Communications of the Company	Investor relations	$ 70,783
Lawrence W. Talbot Law Corporation	Company controlled by VP & General Counsel of the Company	Professional fees	$ 25,292
Cardero Resource Corp.	Company with common officers and directors	Administration	$ 17,462
Cardero Resource Corp.	Company with common officers and directors	Rent	$ 11,590

The Company has entered into a retainer agreement dated August 1, 2008 with Lawrence W. Talbot Law Corporation ("LWTLC"), pursuant to which LWTLC agrees to provide legal services to the Company.  Pursuant to the retainer agreement, the Company has agreed to pay LWTLC a minimum annual retainer of $50,000 (plus applicable taxes and disbursements).  The retainer agreement may be terminated by LWTLC on reasonable notice, and by the Company on one year's notice (or payment of one year's retainer in lieu of notice).  An officer of the Company is a director and shareholder of LWTLC.

The Company also entered into a private placement transaction with AngloGold as discussed under "Financing Activities".  This transaction is considered to be a related party transaction by virtue of the ownership by AngloGold of in excess of 10% of the Company's outstanding common shares.

These transactions with related parties have been valued in these financial statements at the exchange amount, which is the amount of consideration established and agreed to by the related parties.

Off-Balance Sheet Arrangements

The Company has no off-balance sheet arrangements.

Proposed Transactions

As at the date of this MD&A there are no proposed transactions that the board of directors, or senior management who believe that confirmation of the decision by the board is probable, have decided to proceed with and that have not been publicly disclosed.

Critical Accounting Estimates

The preparation of the Company's financial statements in conformity with Canadian generally accepted accounting principles ("GAAP") requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period.  Areas requiring the use of estimates in the preparation of the Company's financial statements include the rates of amortization for equipment, the recoverability of mineral properties, the assumptions used in the determination of the fair value of financial instruments and SBC, allocation of administrative expenses to discontinued operations, and the determination of the valuation allowance for future income tax assets and accruals.  Management believes the estimates used are reasonable; however, actual results could differ materially from those estimates and, if so, would impact future results of operations and cash flows.

Changes in Accounting Policies Including Initial Adoption

Convergence with International Financial Reporting Standards ("IFRS")

In March 2009, the Canadian Accounting Standards Board reconfirmed in its second omnibus Exposure Draft that Canadian GAAP for publicly accountable enterprises will be replaced by IFRS for interim and annual financial statements relating to fiscal years beginning on or after January 1, 2011.  Companies will be required to provide IFRS comparative information for the previous fiscal year.  As the Company's first fiscal year after January 1, 2011 commences June 1, 2011, the Company's first IFRS statements will be the three month interim statements for the period ended August 31, 2011.  The Company commenced its IFRS conversion project in 2009, and expects to be completed prior to May 2011.

The Company's IFRS conversion project will be governed by members of the audit committee and the Board of Directors to monitor the progress and make critical decisions in the transition to IFRS, and to approve all transition policies.  This project will consist of three main phases:

Preliminary planning and scoping: This phase includes the development of a work plan and a review of the major differences between Canadian GAAP, IFRS, and the IFRS requirements based on their financial reporting impact, business impact and complexity.

Assessment and design: This phase will involve determining the specific impacts to the Company based on the application the IFRS requirements.  This will include the design and development of detailed solutions and work plans by each key area to address implementation requirements.  In addition, impact analysis will be performed on all areas of business, including tax.  Accounting policies will be finalized, first-time adoption exemptions will be considered, and a detailed implementation plan will be developed.

Implementation: This phase will include implementing the required changes for IFRS compliance.  All IFRS conversion impacts will be approved and finalized to allow for the conversion of tax policies and the preparation of opening IFRS balances.

Currently, the Company has completed the preliminary planning stage.  During this phase of the conversion project it was determined that, due to the Company's nature of business at this time, no significant differences between new IFRS requirements and the current application of Canadian GAAP were identified.  The Company is now engaged in the assessment and design phase.

Financial Instruments and Other Instruments

The carrying values of the Company's financial instruments, which include cash and cash equivalents, marketable securities, accounts receivable, and accounts payable and accrued liabilities, approximate their respective fair values due to their short-term maturity.  Due to the short term of all such instruments, the Company does not believe that it is exposed to any material risk with respect thereto.

The Company's cash and cash equivalents at November 30, 2010 was $123,732,627 of which $275,333 was held in US dollars.

The Company's accounts receivables and payables at November 30, 2010 were normal course business items that are settled on a regular basis.  The Company's investment in Millrock Resources Inc.

("Millrock") and Ocean Park Ventures Corp. ("OPV") were carried at quoted market value, and were classified as "held-for-trading" for accounting purposes.  The Company has no current plans to dispose of any significant portion of its investments in Millrock and OPV.

Management's Report on Internal Control Over Financial Reporting

The management of the Company is responsible for establishing and maintaining adequate internal control over financial reporting.  Internal control over financial reporting is a process to provide reasonable assurance regarding the reliability of the Company's financial reporting for external purposes in accordance with accounting principles generally accepted in Canada and in the United States of America.  Internal control over financial reporting includes maintaining records that in reasonable detail accurately and fairly reflect our transactions and dispositions of the assets of the Company; providing reasonable assurance that transactions are recorded as necessary for preparation of our financial statements in accordance with generally accepted accounting principles; providing reasonable assurance that receipts and expenditures are made in accordance with authorizations of management and the directors of the Company; and providing reasonable assurance that unauthorized acquisition, use or disposition of Company's assets that could have a material effect on our financial statements would be prevented or detected on a timely basis.  Because of its inherent limitations, internal control over financial reporting is not intended to provide absolute assurance that a misstatement of our financial statements would be prevented or detected.

Management conducted an evaluation of the effectiveness of the Company's internal control over financial reporting based on the framework and criteria established in Internal Control – Integrated Framework, issued by the Committee of Sponsoring Organizations of the Treadway Commission.  This evaluation included review of the documentation of controls, evaluation of the design effectiveness of controls, testing of the operating effectiveness of controls and a conclusion on this evaluation.  Based on this evaluation, management concluded that the Company's internal control over financial reporting was effective as of November 30, 2010.

Changes in Internal Control Over Financial Reporting

Internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with Canadian GAAP.  The Chief Executive Officer and Chief Financial Officer have concluded that there has been no change in the Company's internal control over financial reporting during the three months ended November 30, 2010 that has materially affected, or is reasonably likely to materially affect, the Company's internal control over financial reporting.

Disclosure of Outstanding Share Data

Authorized and Issued capital stock:

Authorized	Issued	Value
500,000,000 common shares without par value	85,403,155	$207,487,999

Incentive Stock Options Outstanding:

Number	Exercise Price	Expiry Date
275,000	$2.66	March 12, 2011
570,000	$3.15	May 20, 2011
250,000	$7.95	January 12, 2012
2,760,000	$7.34	April 14, 2012
1,495,000	$6.57	August 19, 2012
265,000	$9.15	January 10, 2013
5,615,000

Warrants Outstanding:

There were no warrants outstanding at the date of this MD&A.

Additional Sources of Information

Additional disclosures pertaining to the Company, including its most recent Annual Information Form, financial statements, management information circular, material change reports, press releases and other information, are available on the SEDAR website at www.sedar.com or on the Company's website at www.ithmines.com.  Readers are urged to review these materials, including the technical reports filed with respect to the Company's mineral properties.